UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Freescale Semiconductor, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 29, 2005

8:30 a.m. Central Daylight Saving Time

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Central Daylight Saving Time on April 29, 2005 at the Austin Convention Center, 500 East Cesar Chavez Street, Austin, Texas 78701. We are holding the Annual Meeting for the following purposes:

1.	To elect two members of our Board of Directors, whose terms are described in this proxy statement.

2.	To approve amendments to our Amended and Restated Certificate of Incorporation.

3.	To approve amendments to our Amended and Restated By-Laws.

4.	To approve our Omnibus Incentive Plan of 2005.

5.	To ratify the appointment of the independent registered public accounting firm of KPMG LLP, herein referred to as our independent auditors, for fiscal 2005.

6.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Only holders of record of Freescale Class A and Class B Common Stock at the close of business on March 1, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting. Please note that attendance at the meeting will be limited to Freescale stockholders as of the Record Date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the meeting your statement evidencing your beneficial ownership of Freescale stock and photo identification.

It is important that your shares be represented and voted at the meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “How can I vote my shares?” on page 3. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient, and it helps us to save money. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By order of the Board of Directors,

John D. Torres

Secretary

Austin, Texas

March 24, 2005

THIS PROXY STATEMENT AND PROXY CARD ARE BEING

DISTRIBUTED ON OR ABOUT MARCH 24, 2005

ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

FREESCALE SEMICONDUCTOR, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2005

GENERAL INFORMATION

The Board of Directors (the “Board”) of Freescale Semiconductor, Inc. (“Freescale”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at Freescale’s Annual Meeting of Stockholders (the “Annual Meeting”) that will take place on April 29, 2005. You are requested to vote on the proposals described in this proxy statement.

Our principal executive offices are located at 6501 William Cannon Drive West, Austin, Texas 78735. The telephone number at this address is (512) 895-2000.

The date of this proxy statement is March 24, 2005, and it was first mailed on that date, to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: What information is contained in these materials?

A: The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information. Our 2004 Annual Report for Stockholders is enclosed in this mailing and also is available via the Internet on our web site at www.freescale.com.

Q: Who can attend the Annual Meeting?

A: All stockholders as of the Record Date (or their authorized representatives) holding admission tickets or other evidence of ownership.

Q: How can I obtain an admission ticket for the Annual Meeting?

A: If you are a registered stockholder, the admission ticket is attached to the enclosed proxy card. You will not receive an admission ticket if a bank or a broker holds your shares. In that case, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. A photo identification, such as a driver’s license, will also be requested.

Q: What proposals will be voted on at the Annual Meeting?

A: There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election of two directors;

•	the approval of amendments to the Freescale Semiconductor, Inc. Amended and Restated Certificate of Incorporation;

•	the approval of amendments to the Freescale Semiconductor, Inc. Amended and Restated By-Laws;

•	the approval of the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005; and

•	the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2005.

Q: What are Freescale’s voting recommendations?

A: Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board;

•	“FOR” the approval of the amendments to the Freescale Semiconductor, Inc. Amended and Restated Certificate of Incorporation;

•	“FOR” the approval of the amendments to the Freescale Semiconductor, Inc. Amended and Restated By-Laws;

•	“FOR” the approval of the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005; and

•	“FOR” the ratification of the appointment of KPMG LLP as Freescale’s independent auditors for fiscal 2005.

Q: What shares can I vote?

A: All shares of our Class A Common Stock and/or Class B Common Stock owned by you as of the Record Date of March 1, 2005 may be voted by you. These shares include those (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On March 1, 2005, there were 131,577,011 shares of Class A Common Stock issued and outstanding and 269,978,659 shares of Class B Common Stock issued and outstanding.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote your proxy directly to Freescale (by Internet, telephone or mail) or to vote in person at the Annual Meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee (also known as shares registered “in street name”), you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. Your broker or nominee will enclose a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting except by a signed proxy. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q: What is the difference between the Class A Common Stock and the Class B Common Stock?

A: All shares of our Class A Common Stock and Class B Common Stock are identical, except that each share of our Class A Common Stock is entitled to one vote at the Annual Meeting and each share of our Class B Common Stock is entitled to five votes at the Annual Meeting.

Q: How can I vote my shares?

A: If you hold shares directly as the stockholder of record, you may vote in person at the Annual Meeting or by granting a proxy. In most instances, you will be able to grant a proxy over the Internet, by telephone or by mail. Please refer to the summary instructions and those included on your proxy card. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Annual Meeting.

•	By Internet—If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

•	By Telephone—If you live in the United States, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

•	By Mail—You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign your proxy card, but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

We Encourage You to Vote by Internet.

If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker or nominee or, if you obtain a legal proxy from your broker, you may vote in person at the Annual Meeting. Please refer to the voting instruction card included by your broker or nominee.

Q: Can I change my vote?

A: If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time prior to the Annual Meeting. You can revoke your proxy by either signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. Eastern Daylight Saving Time on April 28, 2005, or voting again at the Annual Meeting. Alternatively, you may provide a written statement to Freescale (attention: Secretary) of your intention to revoke your proxy. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you make such a request or you vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q: How are votes counted?

A: In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q: How are withheld votes, abstentions and non-votes treated?

A: In the election of directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “What is the quorum requirement for the Annual Meeting?” below. Broker non-votes will be considered present for purposes of a quorum. In tabulating the voting result for any particular proposal, abstentions from voting are treated as votes “AGAINST” on that proposal. Shares that constitute broker non-votes will not be voted for or against any “non-routine” proposal, such as the approval of our Omnibus Incentive Plan of 2005, and will not be counted or deemed to be present or represented for the purpose of determining whether our stockholders have approved that proposal, but they will have the effect of votes “AGAINST” the proposals to amend our Amended and Restated Certificate of Incorporation and By-Laws.

We believe that the proposals to approve our Omnibus Incentive Plan of 2005 and to amend our Amended and Restated Certificate of Incorporation and By-Laws are in the best interests of our stockholders. Because of the high level of approval needed for these matters, it is very important that you vote your shares.

Q: What is the quorum requirement for the Annual Meeting?

A: The quorum requirement for holding the Annual Meeting and transacting business is a majority of the total voting power of all classes of common stock issued, outstanding and entitled to vote at the meeting. The shares may be represented in person or by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held and action to be validly taken. If you submit a properly executed proxy card or vote in person, by telephone or over the Internet, you will be considered part of the quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q: What happens if additional proposals are presented at the Annual Meeting?

A: Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Alan Campbell, John Torres or Susan Wittliff or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?

A: Freescale pays the entire cost of soliciting proxies. Our directors, officers and employees, without additional compensation, may also solicit proxies or votes in person, by telephone or by electronic communication. We have hired Georgeson Shareholder Communications, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Shareholder Communications, Inc. a fee of $12,000 for these services, plus reimbursement of out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Q: Does Freescale offer stockholders electronic delivery of proxy materials?

A: Yes. Freescale offers stockholders the option to receive the Annual Report to Stockholders and proxy statement electronically, instead of receiving paper copies of these documents in the mail. To provide your consent for electronic delivery, first vote using www.ProxyVote.com. At the end of your voting session, you will be invited to register for electronic delivery. Just follow the simple instructions online. You may also enroll for electronic delivery by going to www.InvestorDelivery.com. You will need your voter instruction form (or proxy card) in order to vote and/or complete the registration. As soon as the Annual Report to Stockholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q: May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A: You may submit proposals for consideration at future stockholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a stockholder proposal to be considered for inclusion in Freescale’s proxy statement for next year’s annual meeting, the written proposal must be received by the Secretary no later than 5:00 p.m. Central Time on November 26, 2005. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion is instead a reasonable time before Freescale begins to print and mail its proxy materials. These proposals must be in writing and sent to: Secretary, Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735. These proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Freescale-sponsored proxy materials.

To Be Raised From the Floor. Similarly, unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, the stockholder’s written notice must be received by the Secretary between February 13, 2006 and March 15, 2006, and must contain certain information as required under our By-Laws. You may contact the Secretary at our headquarters for a copy of the relevant provisions of our By-Laws regarding the requirements for making stockholder proposals. Please note that these requirements relate only to matters a stockholder wishes to bring before next year’s annual meeting and that are not to be included in our proxy statement.

To Nominate an Individual to Serve as a Director. You may nominate an individual to serve as a director by sending a written notice setting forth all the information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Secretary of Freescale Semiconductor, Inc. at 6501 William Cannon Drive West, Austin, Texas 78735. In addition, the notice must contain certain other information as required under our By-Laws. In order to be considered for next year’s annual meeting, your nomination must be received within the time period described above under “To Be Raised From the Floor.”

Q: Where can I find the voting results of the Annual Meeting?

A: We will announce preliminary voting results at the Annual Meeting. When the votes are finalized, we will include the final results in our quarterly report on Form 10-Q for the second quarter of 2005, which will be available on our website on or around August 15, 2005, if not before.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q: I receive more than one complete proxy package. Is it possible to eliminate duplicates?

A: We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report to Stockholders and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you receive a householded mailing and would like to receive a separate copy of our 2004 Annual Report to Stockholders or this proxy statement, or you would like to opt out of householding for future mailings, please notify ADP-ICS either by calling 1-800-542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently receive multiple copies of our Annual Report to Stockholders and/or proxy statement, or if you hold stock in more than one account, and you would like to receive only a single copy of the Annual Report to Stockholders and proxy statement for your household, please notify ADP-ICS, as described above.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The current Board consists of six directors. Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) divides the Board into three classes. Each class has a staggered term of office so that one class of directors would be elected at each annual meeting for a term of three years. Accordingly, two individuals are being nominated for election at this year’s Annual Meeting to fill the terms of the Class I directors whose terms are expiring at this year’s Annual Meeting.

The following two individuals are the nominees to be elected to serve until the 2008 annual meeting and until their successors are elected: H. Raymond Bingham and Stephen P. Kaufman. Both of the nominees are current directors.

A plurality of the votes duly cast is required for the election of directors (i.e., the two nominees receiving the greatest number of votes will be elected). Abstentions and broker “non-votes” will not affect the election of directors.

The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

Information as to Nominees and Continuing Directors

The nominees and continuing directors, their ages, principal occupations or positions, experience and the year first elected as a director of Freescale, are shown on the following pages.

None of the nominees or continuing directors are related by blood, marriage or adoption to each other or to any other nominee or to any executive officer of Freescale or its subsidiaries.

Except for Michel Mayer, who began serving as our Chairman and Chief Executive Officer on May 17, 2004, no nominee or continuing director has been an employee of Freescale within the past five years.

The Board recommends a vote “FOR” the election to the Board of the following nominees. Proxies solicited by the Board will be voted “FOR” the nominees, unless a contrary vote is specified.

Nominees for Directors for Terms Expiring in 2008:

H. Raymond Bingham, age 59, has served as one of our Directors since the completion of our IPO (defined below) in July 2004. Mr. Bingham has been Executive Chairman of the Board of Directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, since May 2004. Prior to being named Executive Chairman, he was a Director, President and Chief Executive Officer of Cadence since April 1999. Mr. Bingham previously served as the Executive Vice President and Chief Financial Officer of Cadence from 1993 to April 1999. Mr. Bingham is also a Director of KLA-Tencor Corporation and Oracle Corporation.

Stephen P. Kaufman, age 63, has served as our Lead Director since the completion of our IPO in July 2004. Mr. Kaufman has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. From 1986 to July 2000, he served as Chief Executive Officer of Arrow Electronics, Inc., a distributor of electronic components and computer-related products, and from 1992 to June 2002 he served as Arrow’s Chairman of the Board of Directors. Prior to joining Arrow, he served in executive capacities with Midland-Ross Corporation, a manufacturer of electrical, electronic and aerospace products and thermal systems.

Prior to joining Midland-Ross, he was a partner of McKinsey & Co., an international management consulting firm. Mr. Kaufman is also a Director of Harris Corporation and KLA-Tencor.

Directors Whose Terms Expire in 2006:

Dr. Kevin Kennedy, age 49, has served as one of our Directors since the completion of our IPO in July 2004. Dr. Kennedy has been Chief Executive Officer of JDS Uniphase, a manufacturer of optical products for communications, commercial and consumer applications since September 1, 2003, and has served as a Director of JDS Uniphase as well as Chairman of its Corporate Development Committee since October 2001. Dr. Kennedy served as a Director and Chief Operating Officer of Openwave Systems from August 2001 to 2003. Prior to joining Openwave, Dr. Kennedy spent seven years at Cisco Systems, a manufacturer of computer networking systems, last as Senior Vice President of the Service Provider Line of Business and Software Technologies Division. Dr. Kennedy is also a Director of Openwave Systems and Rambus, Inc.

Michel Mayer, age 45, has served as our Chairman of the Board and Chief Executive Officer since May 2004. From September 2001 to November 2003, Mr. Mayer served as general manager of IBM Microelectronics, the semiconductor business of International Business Machines Corporation. During that time period, Mr. Mayer also served on IBM’s Worldwide Management Council. Mr. Mayer served in various capacities with IBM from 1984 to 2001, including as general manager of IBM’s pervasive computing division and its networking hardware division, as well as in engineering and product management roles for IBM in both the U.S. and France. Mr. Mayer also serves as a Director of the Semiconductor Industry Association.

Directors Whose Terms Expire in 2007:

Antonio M. Perez, age 59, has served as one of our Directors since December 2004. Mr. Perez has been President and Chief Operating Officer of Eastman Kodak Company since April 2003, and has served as a Director of Kodak since October 2004. Just prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets. From June 2000 to December 2001, Mr. Perez was President and Chief Executive Officer of Gemplus International. Mr. Perez previously spent 25 years with Hewlett-Packard Company, where he served as president of its consumer business, president of its inkjet imaging business, corporate vice president and a member of HP’s Executive Council. He also held a variety of positions in research and development, sales, manufacturing, marketing and management with HP, both in Europe and the U.S.

B. Kenneth West, age 71, has served as one of our Directors since the completion of our IPO in July 2004. Mr. West has been a Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company, since 1995. He retired as Chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. A former Director of Motorola, Inc., Mr. West currently serves as Chairman of the National Association of Corporate Directors and as a Director of The Pepper Companies, Inc., a privately owned commercial construction company.

CORPORATE GOVERNANCE

Governance Guidelines and Principles of Conduct

The Board has adopted a set of written Board Governance Guidelines (the “Guidelines”) that form the framework for the governance policies and practices that Freescale has established to assist in governing Freescale. All of our corporate governance material, including the Guidelines, Principles of Conduct, Code of Business Conduct and Ethics and each of our committee charters, are posted on Freescale’s Investor Relations web site at investors.freescale.com under the “Corporate Overview, Management and Governance” section. Copies of our corporate governance material are also available to stockholders who request them. Requests must be in writing and sent to: Secretary, Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

The Guidelines describe Board membership criteria, the Board selection and member orientation process and stock ownership guidelines. Among other matters, the Guidelines require that there be a substantial majority of independent directors on the Board and that the independent directors meet in executive session at least four times per year, at which sessions the Lead Director will preside. The Guidelines provide a process whereby the members of the Board are subject to annual self-assessment; in addition, prior to each director’s nomination for re-election to the Board, the Chairman of the Board and the Chairman of the Governance and Nominating Committee will conduct a no-fault review of each director. The Guidelines also provide that Board members have full and complete access to management of Freescale and that the Board and each committee have the power to hire independent legal, financial or other advisors as they may deem necessary.

The Board has adopted Principles of Conduct applicable to all of Freescale’s directors. The Principles of Conduct are intended to provide guidance to Freescale’s directors with respect to ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability.

Freescale has adopted a Code of Business Conduct and Ethics that applies to all of our employees and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of conduct applicable to our officers, as well as the governance requirements of the New York Stock Exchange (“NYSE”).

Director Independence

The NYSE listing standards require a majority of our Board to be independent of Freescale and its management. Our Board is required under these standards to determine whether a director has a material relationship with Freescale (either directly or as a partner, stockholder or officer of an organization that has a relationship with Freescale). The NYSE independence definition also includes a series of objective tests, such as that the director is not an employee of Freescale and has not engaged in various types of business dealings with Freescale.

For purposes of determining independence, we have adopted the following standards for director independence in our Guidelines in addition to the NYSE listing standards:

•	A director and his or her immediate family must have no present or former employment with Freescale, nor any substantial connection of a personal or financial nature to Freescale or its management that could in fact or in appearance compromise the director’s objectivity and loyalty to stockholders; and

•	A director must not directly, or indirectly through an affiliated organization, provide goods or services for Freescale, or receive goods or services from Freescale, if the relationship could be considered significant.

Applying these standards, the Board has affirmatively determined that, other than Mr. Mayer, none of the current members of the Board have a material relationship with Freescale other than as a director and are, therefore, independent as determined under our Guidelines and the NYSE listing standards. In making these determinations, the Board considered all facts and circumstances that might bear on the materiality of a director’s relationship with Freescale, including those relating to organizations with which the director has an affiliation. Mr. Mayer does not meet the independence standards because he is our current Chief Executive Officer.

As required by the NYSE listing standards, each member of the Audit and Legal Committee qualifies as “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Standing Committees

Our Board has three standing committees—Audit and Legal; Compensation and Leadership; and Governance and Nominating. All members of these committees are independent directors who are nominated and approved by the Board each year. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Lead Director

The Board has a non-employee director designated as the Lead Director, Stephen Kaufman, who is responsible for coordinating the activities of the other non-employee directors and who performs various other duties. The general roles and responsibilities of the Lead Director are established in a written charter adopted by the Board.

Communications with the Board

Stockholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Secretary at Freescale’s principal offices, at 6501 William Cannon Drive West, Austin, Texas 78735. Alternatively, the directors may be contacted via e-mail at board@freescale.com. Our Secretary will receive all communications sent to this e-mail address, and will provide all substantive communications to the Chairman and the Lead Director, excluding simple administrative requests that are appropriately addressed by the Secretary.

Freescale does not have a formal policy, but encourages each of its Board members to attend the Annual Meeting.

BOARD STRUCTURE AND COMPENSATION

As discussed above, our Board currently consists of six directors, five of whom are considered independent within the meaning of the NYSE listing standards.

Effective at the initial public offering of our Class A Common Stock in July 2004 (the “IPO”), the Board had the following three standing committees during 2004: Audit and Legal; Compensation and Leadership; and Governance and Nominating. The membership during 2004 and the function of each committee are described below. During 2004, the Board met three times and various committees of the Board met as indicated below. Each director attended at least 75% of the meetings of the Board and committees on which such director served during 2004.

Audit and Legal Committee

Members: H. Raymond Bingham (Chair), Stephen P. Kaufman and Kevin Kennedy. All members of the Audit and Legal Committee are independent for purposes of the NYSE listing standards and Section 10A(m)(3) of the Exchange Act. The Board has determined that all members are financially literate in accordance with the NYSE listing standards and that H. Raymond Bingham meets the SEC’s definition of “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Number of meetings in 2004: seven.

The functions of the Audit and Legal Committee include, among others, oversight and surveillance of our accounting, reporting and financial control practices, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and independent auditors; review of the annual audited financial statements and quarterly financial information with management and the independent auditors; appointment, compensation, retention and oversight of independent auditors; review with the independent auditors the scope and the planning of the annual audit; review findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; maintaining a line of communication between the Board and Freescale’s financial management, internal auditors and independent auditors; oversight of Freescale’s policies for conducting business, including ethical business standards; and preparation of the committee’s report included in this proxy statement.

This committee operates under a written charter adopted by our Board. The charter, which is attached to this proxy statement as Appendix A, complies with the requirements of the Sarbanes-Oxley Act and the NYSE listing standards. The charter will be reviewed and reassessed regularly to ensure continued compliance with these requirements.

Compensation and Leadership Committee

Members: B. Kenneth West (Chair), H. Raymond Bingham and Kevin Kennedy. All members of the Compensation and Leadership Committee are independent for purposes of the NYSE listing standards.

Number of meetings in 2004: three.

The functions of the Compensation and Leadership Committee include, among others, assisting the Board in evaluating the performance of and determining the compensation for the Chief Executive Officer; assisting the Board in reviewing the management of Freescale’s human resources; reviewing the evaluation and compensation of senior management; reviewing the processes designed to ensure an adequate pool of management talent; and preparing the report of the committee included in this proxy statement.

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our web site at investors.freescale.com, under “Corporate Overview, Management and Governance—Corporate Governance.”

Governance and Nominating Committee

Members: Stephen P. Kaufman (Chair), B. Kenneth West and Antonio M. Perez. Mr. Perez was appointed to the Governance and Nominating Committee by the Board effective February 10, 2005 and did not attend any meetings of this committee in 2004. All members of the Governance and Nominating Committee are independent for purposes of the NYSE listing standards.

Number of meetings in 2004: two.

The functions of the Governance and Nominating Committee include, among others, the identification and recommendation of director nominees; the recommendation of committee composition and assignments; the evaluation of performance of the Board and its committees; the establishment and review of corporate governance principles and procedures; and overseeing the governance of the Board.

This committee operates under a written charter adopted by our Board. The charter is available for public viewing on our web site at investors.freescale.com, under “Corporate Overview, Management and Governance—Corporate Governance.”

In considering individuals for nomination as directors, the Governance and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. Prior to the completion of our IPO in July 2004, we were a wholly owned subsidiary of Motorola, Inc. (“Motorola”). For 2004, Motorola hired Egon Zehnder International, a board consulting and director search firm, to help identify four director nominees. H. Raymond Bingham, Stephen P. Kaufman, Kevin Kennedy and Antonio M. Perez were initially recommended by Egon Zehnder International. For 2005, the committee has hired Russell Reynolds Associates, an international executive recruitment firm, to assist it in identifying additional director nominees.

In evaluating potential candidates, the committee will consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the committee has not established any specific minimum qualifications for director nominees, the committee believes that demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, related industry or academia is a desirable qualification for service as a director of Freescale.

Any stockholder may make recommendations for membership on the Board to the Governance and Nominating Committee by sending a written statement of the qualifications of the recommended individual to the Secretary of Freescale at 6501 William Cannon Drive West, Austin, Texas 78735. Such recommendations should be received by the Secretary between February 13, 2006 and March 15, 2006 in order to be considered for the next year’s annual meeting, and must contain certain information as required under our By-Laws. The committee will evaluate candidates recommended by stockholders on the same basis as it evaluates other candidates.

Directors’ Compensation for 2004

We currently pay our non-employee directors total compensation of $200,000 per year, which consists of an $80,000 cash component and a $120,000 equity component; in addition, eligible directors are entitled to an initial grant of $150,000 worth of restricted stock units. Our lead director and our committee chairs receive additional cash supplements for their services.

The following table provides information on the cash component of the 2004 annual compensation for our non-employee directors. Mr. Mayer, who is employed by us, did not receive any compensation for his Board activities. All cash amounts are paid quarterly, in advance, at the beginning of each quarter; partial quarters of service are pro-rated and paid following the end of the first quarter of service.

Annual Director Retainer	$80,000	(1)
Lead Director Supplement	$25,000
Supplements for Committee Chairs:
Audit and Legal Committee	$15,000
Compensation and Leadership Committee	$10,000
Governance and Nominating Committee	$5,000

(1)	No additional compensation is paid for committee assignments or meeting attendance.

Effective upon election to the Board, the annual compensation of each non-employee director includes $120,000 worth of restricted stock units with three year cliff vesting, which is awarded quarterly ($30,000 per quarter) in arrears based on the market price of our Class A Common Stock on the last day of the quarter. Non-employee directors may elect to take their cash and/or equity component as deferred stock units if proper elections are made on a timely basis according to the terms of our deferred stock plan.

Each non-employee director also received an initial grant of $150,000 worth of restricted stock units with three year cliff vesting. These grants occurred upon the director’s election to the Board, using the market price of our Class A Common Stock on that day to calculate the number of shares to be awarded. This award is being provided in explicit recognition of the extra workload involved for directors in the first 18 months of our existence as an independent public company.

Each non-employee director is expected at all times to retain enough shares of our Class A Common Stock (including shares purchased on the open market, unvested restricted stock units and deferred stock units) to equal a value of at least five times the annual cash retainer. Directors shall have three years from their date of election to the Board to reach that level. The value is to be measured based on the value at the time the restricted stock units or deferred stock units are initially granted (if part of the directors’ cash or equity compensation program) or the value at the time the stock is purchased. The Board may, in its discretion, determine whether other facts and circumstances are appropriate to allow for one or more directors to receive an extended period of time to achieve these stock ownership requirements or a reduction in the value of the stock ownership requirements.

PROPOSAL NO. 2:

PROPOSAL TO APPROVE AMENDMENTS TO THE

FREESCALE SEMICONDUCTOR, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

We are asking you to approve several administrative changes to our Certificate of Incorporation that eliminate outdated and possibly confusing references to our former parent, Motorola. We are also asking you to approve changes to language currently in the Certificate of Incorporation to clarify that our By-Laws may be altered, amended or repealed by action of either the Board or stockholders.

Our Certificate of Incorporation currently contains a number of provisions that provided Motorola with rights and that govern our common stock which:

•	In specified instances, were effective only prior to a distribution by Motorola of our Class B Common Stock to Motorola common stockholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (a “Distribution”);

•	In other instances, were effective only so long as Motorola owned a majority of the total voting power of Freescale;

•	With respect to potential business opportunities that may be deemed a corporate opportunity of both Freescale and Motorola, were effective only so long as Motorola owned 30% of the total voting power of Freescale and no person who was a director or officer of Freescale was also a director or officer of Motorola or a subsidiary of Motorola; and

•	With respect to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law, were effective only so long as Motorola owned 15% of the total voting power of Freescale.

On December 2, 2004 (the “Distribution Date”), Motorola distributed to the holders of its common stock all of its shares of our Class B Common Stock. As a result, Motorola no longer owns any shares of common stock of Freescale. Effective as of the Distribution Date, no person who is a director or officer of Freescale also serves as a director or officer of Motorola or a subsidiary of Motorola.

Now that Motorola has distributed our Class B Common Stock to its stockholders and the provisions described below are either (i) by their own terms no longer effective, or (ii) no longer appropriate after the Distribution, we propose to remove them from the Certificate of Incorporation. These include:

•	Provisions stating that no conversion or exchange of the Class B Common Stock will be deemed to adversely affect the rights of the Class A Common Stock (Article IV, Section 3(3)(a));

•	Provisions relating to Motorola’s right to convert its Class B Common Stock into Class A Common Stock prior to the Distribution Date (Article IV, Section 6(a));

•	Provisions stating that if Motorola were to transfer its Class B Common Stock prior to the Distribution Date, that stock would automatically be converted into Class A Common Stock (Article IV, Section 6(b));

•	Provisions relating to restrictions on Motorola’s ability to sell, transfer or convert its Class B Common Stock prior to the Distribution Date (Article IV, Sections 6(c)-(e));

•	Provisions relating to the payment of dividends upon conversion of the Class B Common Stock, prohibitions on reissuing or reselling the Class B Common Stock after conversion, the obligations and liability of Freescale in connection with any transfer or conversion of the Class B Common Stock, and the payment of documentary, stamp or transfer taxes upon conversion of the Class B Common Stock, in each case prior to the Distribution Date (Article IV, Sections 6(f)-(i));

•	Provisions relating to Motorola’s right to engage in same or similar activities or lines of business as Freescale prior to the Distribution Date (Article V);

•	Provisions relating to Motorola’s right to remove directors from office at any time with or without cause prior to the Distribution Date (Article VI, Section 4);

•	Provisions relating to Motorola’s right to fill vacancies in the Board caused by an action of the stockholders prior to the Distribution Date (Article VI, Section 5); and

•	Provisions relating to Motorola’s right to take action by written consent and call special meetings of stockholders prior to the Distribution Date (Article X).

In addition, we propose removing or amending language in specified sections of the Certificate of Incorporation stating that the provisions of those sections will become applicable only after the Distribution Date. This includes:

•	Language stating that the provisions requiring the vote of holders of at least 80% of the total voting power of Freescale to approve specified amendments to the Certificate of Incorporation will become applicable from and after the date on which Motorola ceases to beneficially own a majority of the total voting power of Freescale (Article VIII); and

•	Language stating that Section 203 of the General Corporation Law of the State of Delaware shall apply prospectively on the first date on which Motorola ceases to beneficially hold at least 15% of the total voting power of Freescale (Article XI).

We also propose deleting the second paragraph of Section 1 of Article IV of the Certificate of Incorporation that provided for the reclassification of the common stock issued and outstanding or held as treasury stock prior to the filing of our Certificate of Incorporation. This reclassification occurred immediately prior to the filing of our Certificate of Incorporation on July 1, 2004 and reference to the reclassification is no longer necessary.

We also propose removing language stating that the provisions requiring the vote of holders of at least 80% of the total voting power of Freescale to approve specified amendments to our By-Laws that are submitted to stockholders for approval will become applicable from and after the date on which Motorola ceases to beneficially own at least a majority of the total voting power of Freescale (Article VII). Because the Distribution has occurred, this language is no longer appropriate and is potentially confusing. We also propose making changes to clarify the intent of these provisions, as articulated in the description of the By-Laws contained in the prospectus made a part of Freescale’s Registration Statement on Form S-1 that was declared effective by the SEC on July 16, 2004, which is that the By-Laws may be altered, amended or repealed by action of the Board or by action of stockholders.

Finally, we propose renumbering specified sections and subsections of the Certificate of Incorporation to reflect the changes described above and to make the Certificate of Incorporation consistent and more readable.

This proposal would be effected by amending our Certificate of Incorporation. A form of certificate of amendment that incorporates the changes contemplated by this proposal is attached to this proxy statement as Appendix B. We may make any changes to the Certificate of Incorporation that are required by the Secretary of State of the State of Delaware in order for the Certificate of Incorporation to be in proper form for filing, and we will insert the effective date and time that the Certificate of Incorporation was executed.

We believe that making these changes will clarify our Certificate of Incorporation and make the document easier for investors to understand. We do not intend this proposal to make any substantive change to the Certificate of Incorporation. Adoption of the proposed amendment will have no effect upon our future operations or capital structure.

No Appraisal Rights

Stockholders do not have any appraisal rights under the General Corporation Law of the State of Delaware or under our Certificate of Incorporation in connection with this proposal.

Vote Required

On February 11, 2005, our Board approved the proposed certificate of amendment to the Certificate of Incorporation, subject to approval of stockholders at the Annual Meeting. The affirmative vote of a majority of the total voting power of shares of common stock that are outstanding and entitled to vote at the Annual Meeting will be required to approve the proposed amendments to the Certificate of Incorporation. In addition, the affirmative vote of the holders of at least 80% of the total voting power of shares of common stock that are outstanding and entitled to vote at the Annual Meeting will be required to approve the proposed amendments to Article V; Article VI, Section 4; Article VI, Section 5; Article VII; Article VIII; Article IX; and Article X of the Certificate of Incorporation. Broker non-votes and abstentions from voting on this matter will be treated as votes against the proposal. Proxies solicited by the Board will be voted in favor of the proposal, unless a different vote is specified.

If we obtain a majority vote but not an 80% vote, we will not amend Article V; Article VI, Section 4; Article VI, Section 5; Article VII; Article VIII; Article IX; and Article X.

Procedure for Effecting Amendment

If stockholders approve the proposed amendment to the Certificate of Incorporation, we will file a certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment to the Certificate of Incorporation will become effective at the time of filing of, or at such later time and date as is specified in, the certificate of amendment.

The Board recommends a vote “FOR” the proposal to amend the Certificate of Incorporation. Proxies solicited by the Board will be voted “FOR” the proposal to amend the Certificate of Incorporation, unless a different vote is specified.

PROPOSAL NO. 3:

PROPOSAL TO APPROVE AMENDMENTS TO THE

FREESCALE SEMICONDUCTOR, INC.

AMENDED AND RESTATED BY-LAWS

We are asking you to approve several administrative changes to our Amended and Restated By-Laws (the “By-Laws”) that eliminate outdated and potentially confusing references to Motorola and provisions with respect to Motorola that are no longer appropriate. We are also asking you to approve changes to language currently in the By-Laws to clarify that the By-Laws may be amended, altered or repealed by action of either the Board or stockholders. Finally, we are asking you to approve changes to the By-Laws that clarify and delineate the duties and functions of our Chairman of the Board and our Chief Executive Officer.

Our By-Laws currently contain a number of provisions that provided Motorola with rights so long as Motorola owned a majority of the voting power of Freescale. Now that Motorola has distributed our Class B Common Stock to its stockholders and the provisions described below are either (i) by their terms no longer effective, or (ii) no longer appropriate after the Distribution, we propose to remove them from the By-Laws. These include provisions regarding:

•	The inapplicability to Motorola of the notice provisions of the By-Laws with respect to director nominations and business to be considered by stockholders (Article II, Section 2.8(D));

•	Motorola’s right to take action by written consent prior to the Distribution Date (Article II, Section 2.11);

•	Motorola’s right to be provided upon request with a complete list of our stockholders entitled to vote at any meeting of stockholders prior to the Distribution Date (Article II, Section 2.12)

•	Motorola’s right to call a special meeting of the Board prior to the Distribution Date (Article III, Section 3.4);

•	Motorola’s right to fill vacancies in the Board caused by the action of stockholders prior to the Distribution Date (Article III, Section 3.9); and

•	Motorola’s right to remove directors from office at any time with or without cause prior to the Distribution Date (Article III, Section 3.11).

In addition, we propose removing language stating that the provisions requiring the vote of holders of at least 80% of the total voting power of Freescale to approve specified amendments to the By-Laws that are submitted to stockholders for approval will become applicable from and after the date on which Motorola ceases to beneficially own at least a majority of the total voting power of Freescale (Article VIII, Section 8.1). Because the Distribution has occurred, this language is no longer appropriate and is potentially confusing. We also propose making changes to these provisions to clarify that the By-Laws may be amended, altered or repealed by action of the Board or of stockholders.

Finally, we propose making changes to the provisions of the By-Laws that set forth the duties and responsibilities of our Chairman of the Board and our Chief Executive Officer to clarify that the Chief Executive Officer shall be responsible for the administration and operation of our business and general supervision of our policies and affairs (Article IV, Section 4.3; Article IV, Section 4.4; and Article IV, Section 4.6). The revisions are intended to delineate the role of the Chief Executive Officer from the role of the Chairman of the Board, which position will have non-management duties and functions with respect to our business.

A form of the Amended and Restated By-Laws, marked to show changes to the By-Laws currently in effect, is attached to this proxy statement as Appendix C.

We believe that the changes described above are appropriate and that making these changes will clarify our By-Laws and make the document easier for investors to understand. Adoption of the proposed amendment will have no effect upon our future operations or capital structure.

Vote Required

On February 11, 2005, our Board approved the proposed amendments to the Amended and Restated By-Laws, subject to approval of stockholders at the Annual Meeting. The affirmative vote of the holders of a majority of the total voting power of shares of common stock that are outstanding and entitled to vote at the Annual Meeting will be required to approve the proposed amendments to Article II, Section 2.12, Article III, Section 3.4, Article IV, Section 4.3, Article IV, Section 4.4 and Article IV, Section 4.6. In addition, the affirmative vote of the holders of at least 80% of the total voting power of shares of common stock that are outstanding and entitled to vote at the Annual Meeting will be required to approve the proposed amendments to Article II, Section 2.8; Article II, Section 2.11; Article III, Section 3.9; Article III, Section 3.11; and Article VIII, Section 8.1 of the By-Laws. Broker non-votes and abstentions from voting on this matter will be treated as votes against the proposal. Proxies solicited by the Board will be voted in favor of the proposal, unless a different vote is specified.

If we obtain a majority vote but not an 80% vote, we will not amend Article II, Section 2.8; Article II, Section 2.11; Article III, Section 3.9; Article III, Section 3.11; and Article VIII, Section 8.1.

The Board recommends a vote “FOR” the approval of the proposal to amend the By-Laws. Proxies solicited by the Board will be voted “FOR” the proposal to amend the By-Laws, unless a different vote is specified.

PROPOSAL NO. 4:

PROPOSAL TO APPROVE THE

FREESCALE SEMICONDUCTOR, INC.

OMNIBUS INCENTIVE PLAN OF 2005

Summary of the Proposal

We are requesting that the stockholders vote in favor of adopting the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 (the “2005 Omnibus Plan”). Our Board approved the 2005 Omnibus Plan on March 1, 2005, subject to approval of the stockholders at the Annual Meeting. If adopted, the 2005 Omnibus Plan will replace our existing equity plan and will become the sole plan for granting future equity-based incentive compensation to eligible employees and non-employee directors, except in the case of expired, forfeited or cancelled shares under our Omnibus Incentive Plan of 2004 (the “2004 Omnibus Plan”).

Since the completion of our IPO in July 2004, we have granted equity awards under our 2004 Omnibus Plan. We also have in place the Freescale Conversion Plan of 2004 (the “Conversion Plan”), which provides for the issuance of our Class A Common Stock upon exercise of stock options that were converted from Motorola options to Freescale stock options in connection with the Distribution. No new awards will be granted under the Conversion Plan and if the 2005 Omnibus Plan is approved by stockholders, no future awards will be made under the 2004 Omnibus Plan except for awards made from expired, forfeited or cancelled shares.

The 2005 Omnibus Plan is designed to promote our success and enhance our value by linking the interests of certain of our officers, employees and directors to those of our stockholders and by providing participants with an incentive for outstanding performance. The purposes of the 2005 Omnibus Plan are (1) to encourage outstanding individuals to accept or continue employment with us and our subsidiaries or to serve as members of our Board and (2) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and our stockholders. We firmly believe that a broad-based equity compensation program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders.

The 2005 Omnibus Plan will permit grants of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance stock, performance cash awards, annual management incentive awards and other stock or cash awards. Certain highlights relating to the 2005 Omnibus Plan and its material terms are summarized below.

Vote Required

The affirmative vote of the holders of a majority of the total voting power of shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the proposed adoption of the 2005 Omnibus Plan. Abstentions from voting in this matter will be treated as votes against, while broker non-votes will be treated as shares not present and entitled to vote. Proxies solicited by the Board will be voted in favor of the proposal, unless a different vote is specified.

The Board recommends a vote “FOR” the approval of the proposal to adopt the 2005 Omnibus Plan. Proxies solicited by the Board will be voted “FOR” the proposal to amend the 2005 Omnibus Plan, unless a different vote is specified.

PLAN HIGHLIGHTS

To achieve Freescale’s long-range plan and maximize stockholder value, the management and Board believe that it is imperative that the stockholders approve the 2005 Omnibus Plan. The rationale for the 2005 Omnibus Plan is set forth below:

Freescale’s new status as an independent company requires a performance-based compensation strategy consistent with its culture and business strategy.

•	Our peer group consists of semiconductor and certain other technology companies that rely on variable, performance-based compensation.(1)

•	The 2004 Omnibus Plan established at the time of the IPO is appropriate for a communications company and industry, but not for a semiconductor company.

•	The proposed 2005 Omnibus Plan is consistent with other changes Freescale is making across the organization to reflect our new culture and structure, including, but not limited to, elimination of most executive perquisites, a shift from a defined-benefit pension program, and creation of a robust employee stock purchase plan.

•	The 2005 Omnibus Plan allows for more emphasis on variable pay instead of fixed, cash compensation.

The proposed 2005 Omnibus Plan is necessary for Freescale to effectively recruit and retain talented employees.

•	Highly skilled technical talent expect to receive stock options and restricted stock as a significant portion of their compensation mix.

•	This compensation structure allows employees to have an ownership stake in Freescale and participate in the upside of increased corporate performance and success.

•	Without the proposed 2005 Omnibus Plan, Freescale will be at a disadvantage to industry competitors in recruiting and retaining talent with highly sought-after engineering and technology skills.

Freescale’s proposed 2005 Omnibus Plan metrics are consistent with industry peers.

•	The proposed 2005 Omnibus Plan combined with the Conversion Plan and shares issued under the 2004 Omnibus Plan results in 14.8% overhang on a fully diluted basis, which is well below the semiconductor median fully diluted overhang of 21.5%, as determined based on currently available data.

Freescale’s stockholders will benefit from the shift to a performance-based compensation philosophy.

•	The proposed 2005 Omnibus Plan aligns employee interests with the interests of stockholders better than other forms of cash-based incentive compensation.

•	Our compensation philosophy is designed to motivate and reward employees to deliver profitable growth.

•	Our compensation philosophy is expected to help Freescale enhance productivity.

•	Our compensation philosophy’s increased emphasis on variable compensation will slow the growth of fixed cash compensation expense.

(1)	In order to include most of the companies Freescale competes with in recruiting and retaining employees, we have used a broader group of companies in the semiconductor industry peer group referenced in this proposal than is contained in the Philadelphia Semiconductor Index referenced in the Stock Performance Graph.

Freescale’s proposed 2005 Omnibus Plan conforms to good corporate governance.

•	The proposed 2005 Omnibus Plan will be administered by Freescale’s Compensation and Leadership Committee, which is comprised of three independent directors and chaired by a recognized corporate governance expert.

•	The proposed 2005 Omnibus Plan does not allow re-pricing of stock options.

•	The proposed 2005 Omnibus Plan provides for a 4-year minimum vesting period for awards which are based on continued employment or the passage of time.

•	Stock options under the proposed 2005 Omnibus Plan are granted at market price.

•	It is anticipated that grants of most stock options will provide for a reduced award term from 10 years to 7 years.

•	The proposed 2005 Omnibus Plan allows for a substantial portion of the shares authorized to be awards other than stock options or SARs, which would allow Freescale to grant restricted stock units to all eligible employees.

Background on Stock Compensation at Freescale

Historically, stock options and restricted stock or restricted stock units have been the components of compensation to employees provided by Freescale’s former parent, Motorola. However, the stock awarded in the past to semiconductor employees was typically not competitive with the semiconductor industry. Our historical pay practices emphasized more cash compensation instead of equity, as that practice was competitive for Motorola but not for a focused semiconductor company. We believe by offering a competitive value in stock options and restricted stock units, and decreasing the emphasis on cash compensation, we promote our pay-for-performance philosophy that is more closely aligned to our stockholders’ interests.

Without stock options and restricted stock units, Freescale would be forced to consider cash replacement alternatives to provide a market-competitive, total compensation package necessary to attract, retain and motivate the employee talent critical to the future success of Freescale. These cash replacement alternatives would reduce the cash available for investment in innovation and technology. We intend to use both stock options and restricted stock units as our primary means of providing equity compensation to our employees. We believe that providing a mix of stock options and restricted stock units allows us to promote the linkage of employee and stockholder interests while managing our equity expense and dilution and providing a competitive total compensation package that allows us to more effectively recruit and retain key talent.

As part of our Freescale compensation philosophy and strategy, we strongly believe that stock-based compensation should not be limited to senior management. Following our IPO, we made equity awards to most Freescale employees. While our senior management (employees who are director level and above) received 15% of the total awards granted, our technical and engineering community received over 60%.

Although we believe that employee stock ownership is a significant contributing factor in achieving superior corporate performance, we recognize that by having a broad-based equity program we must aggressively manage our stock overhang. Freescale’s current overhang, on a fully diluted basis, is approximately 8.4% which is comprised primarily of the initial equity awards granted under the 2004 Omnibus Plan and the former unvested Motorola stock options converted to Freescale stock options under the Conversion Plan, while our total overhang (which includes all shares currently available for grant) is 14.7%. Following approval of the 2005 Omnibus Plan and cancellation of the remainder of shares available for grant under the 2004 Omnibus Plan, we expect our total overhang (which would include all shares available for grant) to be approximately 14.8%. We believe this level of overhang, which we anticipate reaching at some point in 2007, is appropriate and balances our need to have compelling, competitive equity awards for our employees while being competitive to the semiconductor industry average overhang and expense.

	Existing Equity Plan			Proposed Plan
Plan(1)	Shares Awarded and Unexercised as of March 3, 2005	Shares Authorized For Awards		Shares Awarded and Unexercised as of March 3, 2005	Shares Authorized For Awards
2004 Omnibus Plan	18,672,421	48,000,000		18,672,421	18,672,421
Conversion Plan	20,992,039	20,992,039	(2)	20,992,039	20,992,039
2005 Omnibus Plan	—	—		—	30,000,000
Total Shares Outstanding and Shares Authorized(3)	—	470,634,881		—	471,307,302
Overhang	8.4%	14.7%			14.8%

(1)	This table does not include shares reserved under the Freescale Semiconductor, Inc. Employee Stock Purchase Plan of 2004, nor does it include cash-settled SARs.
(2)	The Conversion Plan authorized 26.5 million shares for the conversion of unvested Motorola stock options to unvested Freescale stock options. No shares in addition to the 20,992,039 currently issued will be issued pursuant to the terms of the Conversion Plan.
(3)	Total shares outstanding as of March 3, 2005 equaled 401,642,842.

We strongly believe that our stock option programs and emphasis on employee stock ownership are integral to our ability to achieve consistently superior performance in the years ahead. We believe that consistent superior performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term company performance and stockholder returns. Therefore, we consider approval of the 2005 Omnibus Plan vital to Freescale’s success.

SUMMARY OF THE PLAN

The full text of the 2005 Omnibus Plan is attached to this proxy statement as Appendix D. Because the following discussion is a summary and does not cover all aspects of the 2005 Omnibus Plan, we encourage stockholders to review Appendix D in its entirety.

Awards and grants under the 2005 Omnibus Plan are referred to as “Awards.” Those eligible for Awards under the 2005 Omnibus Plan are referred to as “Participants.” Participants include all of our employees and all of our non-employee directors. As of March 1, 2005, there were 22,600 employees and five non-employee directors eligible to participate in the 2005 Omnibus Plan.

Shares Available for Issuance; Plan Limits

The aggregate number of shares of our Class A Common Stock that may be issued under the 2005 Omnibus Plan will not exceed 30,000,000 (subject to the adjustment provisions discussed below). The number of shares that may be issued under the 2005 Omnibus Plan for Awards other than stock options or SARs will not exceed a total of 20,000,000 shares (after taking into account any forfeitures, cancellations, expirations and transfers upon satisfaction of any withholding amount and subject to the adjustment provisions discussed below).

Any shares relating to Awards that expire, or are forfeited or cancelled, will again be available for use under the 2005 Omnibus Plan. Shares covered by an Award granted under the 2005 Omnibus Plan will not be counted as used unless and until they are actually issued and delivered to a Participant. Upon payment in cash of the benefit provided by any Award granted under the 2005 Omnibus Plan, any shares that were covered by that Award will be available for issue or transfer under the 2005 Omnibus Plan and the number of shares available under the 2005 Omnibus Plan will be adjusted to account for shares that are transferred, surrendered or relinquished upon the payment of the exercise price by transfer to us of our Class A Common Stock or upon satisfaction of any withholding amount.

No Participant may receive in any calendar year under any Freescale compensation plan: (1) stock options relating to more than 4,000,000 shares; (2) restricted stock or restricted stock units that are subject to the attainment of performance goals (as described below) relating to more than 2,000,000 shares; (3) SARs relating to more than 4,000,000 shares; or (4) performance stock relating to more than 2,000,000 shares. Each of the above limits is subject to the adjustment provisions discussed below. The maximum amount that may be earned in any calendar year under performance cash awards by any Participant who is a covered employee within the meaning of Section 162(m) of the Internal Revenue Code (a “Covered Employee”) may not exceed $4,500,000.

Administration

The 2005 Omnibus Plan will be administered by a committee of our Board, which we refer to in this Proposal No. 4 as the “Committee,” consisting of two or more directors, each of whom will satisfy the requirements established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 of the Exchange Act, for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code and with any applicable requirements established by the NYSE. The Compensation and Leadership Committee will serve as the Committee. The Committee will approve the aggregate Awards and the individual Awards for the most senior elected officers and non-employee directors. The Committee may delegate some of its authority under the 2005 Omnibus Plan to one or more officers of Freescale in accordance with the terms of the 2005 Omnibus Plan.

Awards

Grants of Stock Options. The Committee is authorized to grant stock options to Participants (Optionees), which may be either incentive stock options (ISOs) or nonqualified stock options (NSOs), collectively referred to as “Stock Options.” The exercise price of any Stock Option must be equal to or greater than the market price of the shares on the date of the grant. The closing market price of our Class A Common Stock, as reported on the NYSE on March 1, 2005, was $19.57 per share. The term of a Stock Option cannot exceed 10 years. For purposes of the 2005 Omnibus Plan, market price of the shares subject to the Stock Options shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. We typically determine the market price as the closing price of a share of our Class A Common Stock on the trading day immediately preceding the date of grant, as reported in The Wall Street Journal. At the time of grant, the Committee, in its sole discretion, will determine when Stock Options are exercisable and when they expire. The Committee may make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares under Stock Option awards subject to continued employment, passage of time and/or achievement of performance criteria as the Committee deems appropriate. No condition that is based on achievement of performance criteria will be based on a performance period of less than one year and no condition based on continued employment or the passage of time will provide for vesting in less than pro rata installments over four years from the date the Award is made, other than with respect to Awards that are issued upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to us of shares (or certification of ownership of such shares) owned by the Participant (held at least six months if we are accounting for Stock Options using APB Opinion 25 or purchased on the open market), having a market price on the date of transfer equal to the option exercise price, by delivery of irrevocable instructions to a broker promptly to deliver to us the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to us (to the extent permitted by law), or in such other manner as may be authorized by the Committee.

SARs. The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. The Committee may make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares under SAR awards subject to continued employment, passage of time and/or achievement of performance criteria as the Committee deems appropriate. No condition that is based on achievement of performance criteria will be based on a performance period of less than one year and no condition based on continued employment or the passage of time will provide for vesting in less than pro rata installments over four years from the date the award is made, other than with respect to awards that are issued upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without any payment to us, an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (1) the market price of our Class A Common Stock on the date of exercise of the right; over (2) the market price of Class A Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised. The Committee also may, in its discretion, substitute SARs which can be settled only in Class A Common Stock for outstanding Stock Options at any time when we are subject to fair value accounting. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the Stock Option that it replaces, and the term of the substitute SAR shall not exceed the term of the Stock Option that it replaces.

Restricted Stock and Restricted Stock Units. Restricted stock consists of shares which we transfer or sell to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted stock units are the right to receive shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. The Committee determines the eligible Participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with us, the passage of time or other restrictions or conditions. No condition that is based on achievement of performance criteria will be based on a performance period of less than one year and no condition based on continued employment or the passage of time will provide for vesting in less than pro rata installments over four years from the date the Award is made, other than with respect to such Awards that are issued upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award.

Performance Stock. A Participant who is granted performance stock has the right to receive shares or cash or a combination of shares and cash equal to the market price of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee. The Award of performance stock to a Participant will not create any rights in such Participant as our stockholder until the issuance of Class A Common Stock with respect to an Award. The minimum period for performance measurement for performance stock awards is one year.

Performance Cash Awards. A Participant who is granted performance cash awards has the right to receive a payment in cash upon the attainment of performance goals specified by the Committee. The Committee may substitute shares of Class A Common Stock for the cash payment otherwise required to be made pursuant to a performance cash award.

Performance Goals. Awards of Stock Options, SARs, restricted stock, restricted stock units, performance stock, performance cash awards and other incentives under the 2005 Omnibus Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code. Performance criteria may be described in terms of company-wide objectives or objectives that are related to the performance of the Participant or of our subsidiary, division, department, region or function in which the Participant is employed. The performance criteria may be made relative to the performance of other companies.

If an Award to a Covered Employee is intended to be performance-based and exempt from Section 162(m) of the Internal Revenue Code, the performance criteria applicable to such Award will be based on specified levels of or growth in one or more of the following criteria: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; share price performance; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; operating cash flow; net profit; net sales; return on sales; sales growth; price of our Class A and/or Class B Common Stock; return on net assets, equity, or stockholders’ equity; market share; return on invested capital; return on assets or net assets; total return to stockholders; gross profit; new product innovation; product ship targets; employee retention; product release schedules; brand recognition and acceptance; customer satisfaction; or quality. If the Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct business, or other events or circumstances render the performance criteria unsuitable, the Committee may, in its discretion, modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Committee will not make any modification of the performance criteria or minimum acceptable level of achievement with respect to that Covered Employee.

Annual Management Incentive Awards. The Committee has the authority to grant management incentive awards to any of our executive officers who are Covered Employees. Management incentive awards will be paid out of an incentive pool equal to no more than 5% of our consolidated operating earnings for each calendar year. For purposes of the 2005 Omnibus Plan, “consolidated operating earnings” will mean the consolidated earnings before income taxes, computed in accordance with generally accepted accounting principles, but shall exclude the effects of special items (as described in the 2005 Omnibus Plan). The Committee will allocate an incentive pool percentage to each designated Participant for each calendar year. In no event may the incentive pool percentage for any one Participant exceed 30% of the total pool. The Participant’s incentive award then will be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

Amendment of the 2005 Omnibus Plan

The Board or the Committee has the right and power to amend the 2005 Omnibus Plan; provided, however, that neither the Board nor the Committee may amend the 2005 Omnibus Plan in a manner that would reduce the amount of any existing Award or change the terms and conditions of an existing Award without the Participant’s consent. No material amendment of the 2005 Omnibus Plan shall be made without stockholder approval.

Termination of the 2005 Omnibus Plan

The Board may terminate the 2005 Omnibus Plan at any time. Termination will not in any manner impair or adversely affect any Award outstanding at the time of termination. No Award under the 2005 Omnibus Plan may be granted more than 10 years after the date that the 2005 Omnibus Plan was adopted by the Board.

Committee’s Right to Modify Awards

The Committee may grant Awards subject to other provisions (whether or not applicable to an Award awarded to any other Participant) as the Committee determines appropriate. The Committee may grant Awards on terms and conditions different than those specified in the 2005 Omnibus Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Awards more effective under such laws and regulations.

The Committee may permit or require a Participant to have amounts or shares of Class A Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the 2005 Omnibus Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on our books of account.

The Committee may not cancel any outstanding Stock Option or SAR for the purpose of reissuing the option or SAR to the Participant at a lower exercise price, or to reduce the exercise price of an outstanding option or SAR.

Change in Control

Stock Options and SARs. Upon the occurrence of a Change in Control (defined below), each Stock Option and SAR outstanding on the date on which the Change in Control occurs will immediately become exercisable in full.

Restricted Stock and Restricted Stock Units. Upon the occurrence of a Change in Control, the restrictions on all shares of restricted stock and restricted stock units outstanding on the date on which the Change in Control occurs will be automatically terminated. With regard to restricted stock units, shares of Class A Common Stock will be delivered to the Participant in accordance with the terms and conditions in the applicable agreement relating to restricted stock units.

Performance Stock. Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding performance stock will be deemed to have been attained at target levels, and shares of Class A Common Stock or cash will be paid to the Participant in accordance with the terms and conditions set forth in the applicable agreement relating to the performance stock.

Performance Cash Awards. Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding performance cash awards will be deemed to have been attained at target levels, and the cash (or shares of Class A Common Stock) will be paid to the Participant in accordance with the terms and conditions set forth in the applicable agreement relating to the performance cash awards.

Management Incentive Awards. Upon the occurrence of a Change in Control, all management incentive awards will be paid out based on the consolidated operating earnings of the immediately preceding year, or such other method of payment as may be determined by the Committee (prior to the Change in Control).

For purposes of the 2005 Omnibus Plan, the term “Change in Control” is defined as the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our then outstanding securities (other than (1) Freescale or an employee benefit plan of Freescale or a corporation controlled by Freescale or (2) an acquisition directly from us), (ii) there shall be consummated (A) any consolidation, merger or reorganization of Freescale in which Freescale is not the surviving or continuing corporation or pursuant to which shares of Class A Common Stock would be converted into or exchanged for cash, securities or other property, other than a consolidation, merger, or reorganization of Freescale in which the holders of common stock of all classes of Freescale immediately prior to the merger have, directly or indirectly, an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of the surviving corporation immediately after the transaction, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Freescale other than any such transaction with entities in which the holders of our common stock, directly or indirectly, have an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of such entities immediately after the transaction, (iii) the stockholders of Freescale approve any plan or proposal for the liquidation or dissolution of Freescale, or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

Adjustments

The Committee may make or provide for such adjustments in the numbers of shares of Class A Common Stock covered by Awards, in the option price or other price of shares subject to Awards, and in the kind of shares covered by Awards, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Freescale, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (if any) as it, in good faith, may determine to be equitable in the circumstances, and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares available for issuance and in the other share limits described above as the Committee, in its sole discretion, exercised in good faith, may determine is appropriate to reflect any such transaction or event; provided, however, that any such adjustment will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an ISO to fail to so qualify.

Nontransferability

No benefit granted under the 2005 Omnibus Plan will be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR will be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any benefit or payment with respect to any benefit will be made only by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the benefit shall pass by will or the laws of descent and distribution. The Committee may permit the transfer of stock options and SARs by Participants, on a general or specific basis, subject to such terms and conditions as may be established by the Committee.

Taxes

We will be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the 2005 Omnibus Plan, after giving the person entitled to receive such payment or delivery notice and we may defer making payment or delivery as to any award, if any such tax is payable until indemnified to our satisfaction. A Participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares by electing to have us withhold shares of Class A Common Stock, having a market price equal to the minimum amount required to be withheld.

Substitution and Assumption of Benefits

The Board or the Committee may authorize the issuance of benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Certain Awards Deferring the Receipt of Compensation

To the extent applicable, all Awards granted under the 2005 Omnibus Plan are intended to comply with Section 409A of the Internal Revenue Code relating to deferred compensation under nonqualified deferred compensation plans. The 2005 Omnibus Plan and any Awards made under the 2005 Omnibus Plan will be administered in a manner consistent with this intent, and any provision that would cause the 2005 Omnibus Plan or any Award made under the 2005 Omnibus Plan to fail to satisfy Section 409A of the Internal Revenue Code will have no force and effect until amended to comply with Section 409A of the Internal Revenue Code.

If permitted by Section 409A of the Internal Revenue Code, in case of a termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds a stock option or SAR not immediately exercisable in full, or any shares of restricted stock or any restricted stock units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any performance stock or performance cash awards which have not been fully earned, or any other Awards made pursuant to the 2005 Omnibus Plan subject to any vesting schedule or transfer restriction, or who holds common shares subject to any other transfer restriction imposed pursuant to the 2005 Omnibus Plan, the Committee may, in its sole discretion, accelerate the time at which such stock option, SAR or other Award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time at which such performance stock or performance cash award will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

Certain Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2005 Omnibus Plan based on federal income tax laws in effect on January 1, 2005. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

NSOs. In general, (1) no income will be recognized by an optionee at the time an NSO is granted; (2) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the market price of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then, upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the market price of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the Participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the market price of any unrestricted common shares received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the market price of the restricted stock (reduced by any amount paid by the Participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the market price of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the market price of unrestricted common shares on the date that such shares are transferred to the Participant under the Award (reduced by any amount paid by the Participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Stock and Performance Cash Awards. No income generally will be recognized upon the grant of performance stock or performance cash awards. Upon payment in respect of the earn-out of performance stock or performance cash awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the market price of any unrestricted common shares received.

Tax Consequences to Us

To the extent that a Participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

The Committee’s current expectation is to award grants of stock options and restricted stock units at levels substantially less than those made at the time of our IPO. However, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the 2005 Omnibus Plan. Such determinations are subject to the discretion of the Committee and dependent on future performance.

The Committee granted to the following individuals and groups the following awards in fiscal 2004 under the 2004 Omnibus Plan:

Name and Position	Number of Units/Shares
Michel Mayer	1,261,615
Chairman of the Board and Chief Executive Officer
Scott A. Anderson	243,530
Former President and Chief Operating Officer
Christopher P. Belden	60,283
Former Senior Vice President, Manufacturing
Alan Campbell	110,372
Senior Vice President and Chief Financial Officer
David Perkins	95,442
Senior Vice President and General Manager, Networking & Computing Systems Group
Executive Officers, as a group	2,276,763
Non-employee Directors, as a group	53,032
All Employees, as a group	18,600,920

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Freescale’s compensation plan information (including individual compensation arrangements) as of the fiscal year ended December 31, 2004. The table does not reflect the proposal for consideration at this meeting to approve the 2005 Omnibus Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	18,600,920	(1)	13.15	(2)	35,399,080	(3)
Equity compensation plans not approved by security holders(4)	22,404,644	(3)	9.95	(2)	4,095,356
Total	41,005,564		11.40		39,494,436

(1)	This includes options to purchase 12,130,114 Class A shares, 6,443,806 restricted stock units and 27,000 stock-settled SARs awarded under the 2004 Omnibus Plan. Each restricted or deferred stock unit is intended to be the economic equivalent of a share of Class A Common Stock. The maximum number of shares that may be issued under the 2004 Omnibus Plan as awards other than options or SARs is limited to 5 million shares of Class A Common Stock.
(2)	This weighted exercise price does not include outstanding restricted stock or deferred stock units.
(3)	This includes 6,000,000 shares reserved under the Freescale Semiconductor, Inc. Employee Stock Purchase Plan of 2004.
(4)	Represents the Conversion Plan, which was approved by the Board on November 16, 2004. The sole purpose of this plan is to provide for the issuance of our Class A Common Stock upon exercise of stock options that were converted from Motorola options to Freescale stock options in connection with the Distribution. No new awards will be granted under the Conversion Plan. Pursuant to the rules of the NYSE, no further stockholder approval of this plan was required.

PROPOSAL NO. 5:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS FREESCALE’S INDEPENDENT AUDITORS FOR FISCAL 2005

The Audit and Legal Committee has selected KPMG LLP as independent auditors to audit the accounts of Freescale for the fiscal year ending December 31, 2005. KPMG LLP has served as Freescale’s independent auditors since Freescale’s inception.

While the Audit and Legal Committee is responsible for the appointment, retention, termination and oversight of Freescale’s independent auditors, the Audit and Legal Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of KPMG LLP as Freescale’s independent auditors. The Audit and Legal Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Legal Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit and Legal Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Freescale and its stockholders.

Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from stockholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power of shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of KPMG LLP as Freescale’s independent auditors for fiscal 2005. Abstentions from voting in this matter will be treated as votes against, while broker non-votes will be treated as shares not present and entitled to vote. Proxies solicited by the Board will be voted in favor of the proposal, unless a different vote is specified.

The Board recommends a vote “FOR” the ratification of the appointment of Freescale’s independent auditors. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Freescale’s independent auditors, unless a different vote is specified.

COMMON STOCK OWNERSHIP OF DIRECTORS,

EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

The following table sets forth information concerning beneficial ownership of our Class A and Class B Common Stock as of March 1, 2005, for: (a) each director and nominee for director; (b) the Named Executive Officers set forth in the Summary Compensation Table; (c) the directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our voting securities. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than 14.75% of Freescale’s common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, options that are exercisable or will become exercisable into shares of Class A Common Stock within 60 days of March 1, 2005 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Ownership Table

Name of Beneficial Owner	Class A Common Stock		% of Class A Common Stock Outstanding	Class B Common Stock	% of Class B Common Stock Outstanding	Total Shares Beneficially Owned	Restricted Stock Units (1)
FMR Corp., Edward C. Johnson 3rd, Abigail P. Johnson(2)(3)	19,401,299		14.75	38,025,167	14.08	57,426,466	—

David Einhorn, Greenlight Capital, L.L.C., Greenlight Capital, Inc., Greenlight Capital Advisors, L.L.C.(4)(5)	12,986,000		9.87	7,750,000	2.87	20,736,000	—

Wellington Management Company, LLP(6)	11,887,900		9.03	—	—	11,887,900	—

Dodge & Cox (7)	10,566,500		8.03	3,441,748	1.27	14,008,248	—

Vanguard Windsor Funds— Vanguard Windsor Fund (8)	10,000,000		7.60	—	—	10,000,000	—

Michel Mayer Chairman of the Board and Chief Executive Officer	—		—	17	*	17	484,615

H. Raymond Bingham Director	—		—	—	—	—	14,942

Stephen P. Kaufman Director	—		—	—	—	—	14,942

Kevin Kennedy Director	—		—	—	—	—	14,942

Antonio M. Perez Director	—		—	—	—	—	8,888

B. Kenneth West Director	—		—	892	*	892	14,942

Alan Campbell Senior Vice President and Chief Financial Officer	37,807	(9)	*	667	*	38,474	40,372

Beneficial Ownership Table

Name of Beneficial Owner	Class A Common Stock		% of Class A Common Stock Outstanding	Class B Common Stock		% of Class B Common Stock Outstanding	Total Shares Beneficially Owned	Restricted Stock Units (1)

David Perkins Senior Vice President and General Manager, Networking & Computing Systems Group	44,558	(10)	*	3,465		*	48,023	35,442

Scott A. Anderson Former President and Chief Operating Officer	78,314	(11)	*	11,455		*	89,769	118,530

Christopher P. Belden Former Senior Vice President, Manufacturing	8,101	(12)	*	1,114		*	9,215	20,283

Directors and Executive Officers as a group (16 persons)(13)	267,804	(14)	*	15,041	(15)	*	282,846	882,021

*	= less than one percent
(1)	Restricted stock units represent the right to receive unrestricted shares of Class A Common Stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. Holders of restricted stock units are not entitled to voting rights or investment control until the restrictions lapse, and thus, restricted stock units are not considered “beneficially owned.” The table includes restricted stock units awarded within 60 days of March 1, 2005, and are subject to the terms and vesting provisions of each particular award.
(2)	Information about Class A Common Stock owned by FMR Corp. (“FMR”) is based solely on a Schedule 13G/A filed by FMR with the SEC on February 14, 2005 reporting share ownership as of December 31, 2004. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G/A indicates that, at December 31, 2004: (1) Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment advisor, is the beneficial owner of 19,279,679 shares of Class A Common Stock as a result of acting as an investment adviser to various investment companies; (2) Fidelity Funds’ Board of Trustees has sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds; (3) Edward C. Johnson 3rd, Chairman of FMR, and FMR through its control of Fidelity and the Fidelity Funds, each has sole power to dispose of 19,279,679 shares of Class A Common Stock; (4) Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank, is the beneficial owner of 121,620 shares of Class A Common Stock as a result of serving as an investment manager of the institutional accounts; and (5) Edward C. Johnson 3rd and FMR, through its control of Fidelity Management Trust Company, each has sole power to vote or direct the voting of 121,620 shares of Class A Common Stock and sole power to dispose of 121,620 shares of Class A Common Stock.
(3)	Information about Class B Common Stock owned by FMR is based solely on a Form 13-F filed by FMR with the SEC on February 14, 2005 reporting share ownership as of December 31, 2004. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109. The Form 13-F indicates that, at December 31, 2004: (1) FMR has sole voting power for 2,794,605 shares of Class B Common Stock, and no voting power for 35,230,562 shares of Class B Common Stock; (2) Fidelity Management Research Company and FMR have investment authority for 35,349,053 shares; (3) Fidelity Management Trust Company has investment authority for 2,633,742 shares; and (4) Strategic Advisers Incorporated has investment authority for 42,372 shares.
(4)

Information about Class A Common Stock owned by David Einhorn, Greenlight Capital, L.L.C., Greenlight Capital, Inc., and Greenlight Capital Advisors, L.L.C. (collectively, “Greenlight”) is based solely on a Schedule 13G/A filed by Greenlight with the SEC on February 22, 2005 reporting share ownership as of February 22, 2005. Greenlight’s address is 140 East 45th Street, 24th Floor, New York,

New York 10017. The Schedule 13G/A indicates that, at February 22, 2005: (1) Greenlight and Mr. Einhorn are the beneficial owners of 12,986,000 shares; (2) Greenlight has the sole power to vote and dispose of the 12,986,000 shares beneficially owned by it; and (3) as the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 12,986,000 shares beneficially owned by Greenlight.

(5)	Information about Class B Common Stock owned by Mr. Einhorn and Greenlight is based solely on a Form 4 filed by Greenlight with the SEC on February 22, 2005 reporting share ownership as of February 22, 2005. Greenlight’s address is 140 East 45th Street, 24th Floor, New York, NY 10017. The Form 4 indicates that, at February 22, 2005: (1) Greenlight and Mr. Einhorn disclaim beneficial ownership of the 7,750,000 shares held; (2) Greenlight Capital, Inc. holds 7,740,000 shares indirectly through Greenlight Offshore, which is controlled by Greenlight Capital, Inc.; (3) Mr. Einhorn, as president and director of Greenlight Capital, Inc. has sole power to vote and dispose of the 7,740,000 shares; (4) Greenlight Capital Advisors, L.L.C. holds 10,000 shares indirectly through a managed account controlled by Greenlight Capital Advisors, L.L.C.; and (5) Mr. Einhorn, as senior managing partner of Greenlight Advisors, has sole power to vote and dispose of the 10,000 shares.
(6)	Information about Class A shares owned by Wellington Management Company, LLP (“Wellington”) is based solely on a Schedule 13G/A filed by Wellington with the SEC on February 14, 2005 reporting ownership as of December 31, 2004. Wellington’s address is 75 State Street, Boston, Massachusetts 02109. The Schedule 13G/A indicates that, at December 31, 2004: (1) Wellington, in its capacity as investment adviser, may be deemed to beneficially own 11,887,900 shares of Class A Common Stock; (2) Wellington does not have sole power to vote or direct the vote of any shares and has shared power to vote or direct the vote of 1,604,600 shares of Class A Common Stock; and (3) Wellington does not have sole power to dispose or direct the disposition of any shares and has shared power to dispose or direct the disposition of 11,887,900 shares of Class A Common Stock.
(7)	Information about Class A shares owned by Dodge & Cox (“Dodge”) is based solely on a Form 13-F filed by Dodge with the SEC on February 14, 2005 reporting ownership as of December 31, 2004. Dodge’s address is One Sansome Street, 35th Floor, San Francisco, California 94104. The Form 13-F indicates that, at December 31, 2004, regarding Class A Common Stock: (1) Dodge has sole power to vote 9,903,300 shares, shared power to vote 186,100 shares, and no power to vote 477,100 shares; and (2) Dodge has sole power to dispose of all 10,566,500 shares of Class A Common Stock. The Form 13-F indicates that, at December 31, 2004, regarding Class B Common Stock: (1) Dodge has sole power to vote 3,211,258 shares, shared power to vote 62,205 shares, and no power to vote 168,285 shares; and (2) Dodge has sole power to dispose of all 3,441,748 shares of Class B Common Stock.
(8)	Information about shares owned by Vanguard Windsor Funds (“Vanguard”) is based solely on a Schedule 13G filed by Vanguard with the SEC on February 11, 2005 reporting ownership as of December 31, 2004. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G indicates that, at December 31, 2004, Vanguard has sole voting and dispositive power of 10,000,000 shares of Class A Common Stock.
(9)	Consists of 37,807 shares of Class A Common Stock issuable upon exercise of options.
(10)	Consists of 44,558 shares of Class A Common Stock issuable upon exercise of options.
(11)	Consists of 78,314 shares of Class A Common Stock issuable upon exercise of options.
(12)	Consists of 8,101 shares of Class A Common Stock issuable upon exercise of options.
(13)	Reflects shares owned by directors and current executive officers. Since Messrs. Anderson and Belden both ceased to be executive officers of Freescale on February 12, 2005, their share ownership is not included in these totals.
(14)	Consists of 267,804 shares of Class A Common Stock issuable upon exercise of options. This includes the exercisable options held by the individuals described in Notes 8 and 9, plus an additional 185,439 shares of Class A Common Stock issuable upon exercise of options held by other executive officers.
(15)	Includes shares of Class B Common Stock held by the Named Executive Officers, plus an additional 10,000 shares of Class B Common Stock held by other executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2004, all of our officers and directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

CHANGE IN CONTROL OF FREESCALE

On October 6, 2003, Motorola announced its intention to separate its semiconductor operations into a publicly-traded company. We were incorporated as a wholly owned subsidiary of Motorola on December 3, 2003 to effect the separation. On April 4, 2004, Motorola contributed to us assets and liabilities associated with our business, and, on July 21, 2004, we completed our IPO.

In connection with the IPO, we effected a recapitalization whereby the pre-IPO outstanding shares of our common stock, all of which were owned by Motorola, were converted into 269,978,659 shares of Class B Common Stock in exchange for all of the assets (net of the liabilities assumed and the cash we distributed to Motorola) contributed to us by Motorola.

Upon completion of our IPO, Motorola owned all of the outstanding shares of our Class B Common Stock, representing approximately 67.5% of the outstanding shares of our common stock and 91.2% of the total voting power of our common stock. On December 2, 2004, Motorola distributed its remaining ownership interest in us to its common stockholders by means of a special dividend to Motorola common stockholders of all of our Class B Common Stock. As a result, Motorola no longer owns any shares of stock of Freescale.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for the fiscal years ended December 31, 2002, 2003 and 2004 for Freescale’s Chief Executive Officer and each of the four other most highly compensated executive officers who served as officers of Freescale at December 31, 2004 (collectively, the “Named Executive Officers”).

Scott A. Anderson, Christopher P. Belden and Alan Campbell were elected officers of Freescale on December 3, 2003, and served as officers of both Motorola and Freescale simultaneously until the IPO, at which point they resigned as officers of Motorola. David Perkins was elected as an officer of Freescale on March 30, 2004, and also served as an officer of both Motorola and Freescale simultaneously until the IPO, at which point he resigned as an officer of Motorola. Michel Mayer became an officer of Freescale on May 17, 2004. The services rendered to Motorola by the Named Executive Officers other than Mr. Mayer were, in some cases, in capacities not equivalent to those being provided to Freescale. Compensation described in the following tables for the fiscal years ended December 31, 2002 and 2003 was earned by the Named Executive Officers as officers of Motorola and paid by Motorola. Except as indicated below, compensation described in the following tables for the fiscal year ended December 31, 2004 includes, in the case of Messrs. Anderson, Belden and Campbell, compensation earned by them as officers of both Motorola and Freescale and paid by Motorola for the first quarter of 2004 and, in the case of Mr. Perkins, compensation earned by him as an officer of Motorola and paid by Motorola for the first quarter of 2004. The compensation earned by the Named Executive Officers has been paid by Freescale since the second quarter of 2004.

Pursuant to an Employee Matters Agreement that Freescale entered into with Motorola, for a one-year period following the date Motorola contributed substantially all of its semiconductor businesses’ assets and liabilities to Freescale (the “Contribution Date”), the terms and conditions of employment of the Named Executive Officers other than Mr. Mayer (including compensation and employee benefit plans and programs, other than pension and retiree medical plans) must be at least substantially comparable in the aggregate to their terms and conditions of employment in effect immediately prior to the Contribution Date.

Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by the Named Executive Officers for services with Motorola and Freescale during the fiscal years ended December 31, 2002, 2003 and 2004.

		Annual Compensation					Long-Term Compensation
							Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(4)	Number of Securities Underlying Options/SARs (#)(5)	LTIP Payouts ($)		All Other Compensation ($)(6)
Michel Mayer(7)	2004	500,514	1,268,750	(8)	106,519	(9)	6,299,995	777,000	—		—
Chairman and Chief	2003	—	—		—		—	—	—		—
Executive Officer	2002	—	—		—		—	—	—		—

Scott A. Anderson(10)	2004	529,807	980,142		9,024		1,878,743	570,582	711,000	(11)	10,928	(12)
President and Chief	2003	445,077	211,857		1,401		328,875	100,000	—		6,957
Operating Officer	2002	395,000	250,000		494		—	40,000	—		7,048

Christopher P. Belden	2004	343,471	549,493		2,404		274,934	184,475	—		9,994	(12)
Senior Vice President,	2003	318,635	250,000		277		—	15,000	—		6,483
Manufacturing(13)	2002	315,000	250,000		306		—	11,250	—		6,779

Alan Campbell	2004	349,780	561,900		2,458		729,170	186,121	405,000	(11)	10,166
Senior Vice President and	2003	273,943	135,000		276		—	15,000	—		6,482
Chief Financial Officer	2002	264,615	172,000		268		—	27,500	—		6,811

David Perkins	2004	335,192	536,800		2,026		655,325	185,573	—		9,982
Senior Vice President and	2003	304,096	109,110		253		—	15,000	—		6,441
General Manager, Networking & Computing Systems Group	2002	286,538	128,600		—		—	35,000	—		6,344

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Freescale Semiconductor 401(k) Plan and the Motorola 401(k) Plan. These salary figures for 2004 include: (a) the following amounts paid by Motorola for services rendered from January 1, 2004 until the Contribution Date: Mr. Anderson, $151,923; Mr. Belden, $101,769; Mr. Campbell, $87,204; and Mr. Perkins, $95,077; and (b) the following amounts paid by Freescale for services rendered from the Contribution Date until December 31, 2004: Mr. Mayer, $500,514; Mr. Anderson, $377,884; Mr. Belden, $241,702; Mr. Campbell, $262,576; and Mr. Perkins, $240,115.

(2)	Unless otherwise indicated, bonuses earned in 2002, 2003 and 2004 were earned under the Motorola Incentive Plan (the “Motorola Plan”) and the 2004 Freescale Incentive Plan. All of the Named Executive Officers participated in the Motorola Plan through December 31, 2004. Each Named Executive Officer was paid the award he would have earned for 2004 under the Motorola Plan, if any, had he remained an employee of Motorola or its subsidiaries through December 31, 2004. Awards under the 2004 Freescale Incentive Plan were based on predetermined targets for Freescale’s operating earnings and revenue growth in 2004. The payout under the 2004 Freescale Incentive Plan to each of the Named Executive Officers was 114.8% of their respective eligible earnings in 2004, with 50% paid in restricted stock units and 50% paid in cash.

The aggregate amount of these bonus figures for 2004 include amounts paid by Motorola for the portion of the award attributable to services from January 1, 2004 until the Contribution Date, and amounts paid by Freescale for the portion of the award attributable to services from the Contribution Date until December 31, 2004.

(3)	Amounts include (a) reimbursement by Motorola for the income tax liability resulting from imputed income to the Named Executive Officers from certain personal benefits earned prior to the Contribution Date, including coverage by a life insurance policy, use of Motorola aircraft and/or incidental gifts resulting in a tax liability of less than $100, and (b) reimbursement by Freescale for the income tax liability resulting from imputed income to the Named Executive Officers from certain personal benefits earned after the Contribution Date, including coverage by a life insurance policy, use of Freescale aircraft and/or incidental gifts resulting in a tax liability of less than $100. The aggregate amount of perquisites and other personal benefits, securities or property given to each Named Executive Officer valued on the basis of aggregate incremental cost to Motorola or Freescale, as appropriate, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during that year.

(4)	At the time of the IPO in July 2004, Mr. Mayer received 484,615 Freescale restricted stock units, Mr. Anderson received 50,000 Freescale restricted stock units, Mr. Belden received 18,000 Freescale restricted stock units, Mr. Campbell received 40,000 Freescale restricted stock units, and Mr. Perkins received 35,000 Freescale restricted stock units. These shares of restricted stock are valued based on the initial offering price per share of Class A Common Stock in Freescale’s IPO of $13.00. The restricted stock units vest in four equal annual installments, with the first installment vesting on July 16, 2005 for each of the Named Executive Officers except Mr. Mayer. Mr. Mayer’s restricted stock units vest in four equal installments, with the first installment vesting on May 17, 2005.

On or prior to the Distribution Date, 37,500 shares of the Motorola restricted stock held by Mr. Anderson, 7,917 shares of the Motorola restricted stock held by Mr. Belden, 2,212 shares of the Motorola restricted stock held by Mr. Campbell, and 2,633 shares of the Motorola restricted stock held by Mr. Perkins became free of restriction by virtue of the terms of the award document pursuant to which they were granted or pursuant to the terms of the Employee Matters Agreement discussed below under the caption “Certain Relationships and Related Transactions—Employee Matters Agreement.” The remainder of the Motorola restricted stock awarded to Messrs. Anderson, Belden, Campbell and Perkins was forfeited on the Distribution Date and is not reflected in the Summary Compensation Table. The amounts included as restricted stock awards in the Summary Compensation Table for Messrs. Belden, Campbell and Anderson are based on the closing price of Motorola’s common stock on the dates that such awards were made.

On December 3, 2004, as replacement for the unvested Motorola restricted stock that was forfeited at the Distribution, Freescale granted Mr. Anderson 68,530 Freescale restricted stock units, Mr. Belden 2,283 Freescale restricted stock units, Mr. Campbell 372 Freescale restricted stock units, and Mr. Perkins 442 Freescale restricted stock units. These restricted stock unit awards are valued based on the price per share of Class A Common Stock on the date of grant, or $17.93. The restricted stock units awarded to Messrs. Anderson, Belden, Campbell and Perkins have substantially the same terms and conditions, including the same vesting provisions and exercise periods, as the unvested Motorola restricted stock that was forfeited.

(5)	Amounts shown represent (a) options to acquire Freescale Class A Common Stock granted under the 2004 Omnibus Plan on or after the Contribution Date, (b) for Mr. Mayer, SARs for Freescale Class A Common Stock granted under the 2004 Omnibus Plan, and (c) options to acquire Freescale Class A Common Stock issued on the Distribution Date upon conversion of options to acquire Motorola common stock that remained unvested on the Distribution Date.

On July 16, 2004, Freescale granted stock options to purchase 750,000, 125,000, 40,000, 70,000, and 60,000 shares of Class A Common Stock to each of Messrs. Mayer, Anderson, Belden, Campbell and Perkins, respectively. The option grants vest over three years, with 33% vesting on each of the first two anniversaries of the grant date and the remaining 34% on the third anniversary of the grant date, for each of the Named Executive Officers except Mr. Mayer. Mr. Mayer’s option grant vests over three years, with 33% vesting on May 17, 2005, and 33% and 34%, respectively, vesting on each anniversary thereafter.

On July 16, 2004, Freescale granted to Mr. Mayer 27,000 SARs for Class A Common Stock which vest over three years, with 33% vesting on May 17 of 2005 and 2006, and the remaining 34% vesting on May 17, 2007.

All unvested Motorola stock options held by the Named Executive Officers on the Distribution Date were converted into options to acquire Freescale Class A Common Stock pursuant to the terms of the Conversion Plan.

The unvested Motorola options were converted into Freescale options at a conversion ratio based on the closing price of Motorola common stock on the Distribution Date divided by the opening price of Freescale Class A Common Stock on the day after the Distribution Date. The Freescale options issued upon conversion have the same terms and conditions, including the same vesting provisions and exercise periods as the unvested Motorola options had immediately prior to the Distribution Date, except to the extent otherwise provided under local law.

Options to acquire Motorola common stock that were granted in 2002 and 2003 and had vested as of the Distribution Date were not converted into options to acquire Freescale Class A Common Stock. The Named Executive Officers have the right to exercise their vested Motorola stock options in accordance with the terms of the Motorola stock option plan under which they were granted and the terms of their respective grants.

(6)	These figures for 2002 include: (a) the following amounts for imputed income associated with premiums paid under the term life portion of the split-dollar life insurance for Mr. Anderson, $704; Mr. Belden, $435; and Mr. Campbell, $467; and (b) the following contributions made by Motorola to the 401(k) Plan in 2002 for: Mr. Anderson, $6,344; Mr. Belden, $6,344; Mr. Campbell, $6,344; and Mr. Perkins, $6,344.

These figures for 2003 include: (a) the following amounts for imputed income associated with premiums paid under the term life portion of the split-dollar life insurance for: Mr. Anderson, $957; Mr. Belden, $483; Mr. Campbell, $482; and Mr. Perkins, $441; and (b) the following contributions made by Motorola to the 401(k) Plan in 2003 for: Mr. Anderson, $6,000; Mr. Belden, $6,000; Mr. Campbell, $6,000; and Mr. Perkins, $6,000.

In addition to any other amounts noted, these figures for 2004 include: (a) the following amounts for imputed income associated with premiums paid under the term life portion of the split-dollar life insurance for: Mr. Anderson, $1,271; Mr. Belden, $337; Mr. Campbell, $509; and Mr. Perkins, $325; and (b) the

following contributions made to the 401(k) Plan in 2004 for: Mr. Anderson, $9,657; Mr. Belden, $9,657; Mr. Campbell, $9,657; and Mr. Perkins, $9,657.

(7)	Mr. Mayer’s employment with Freescale commenced on May 17, 2004. Mr. Anderson served as our Chief Executive Officer and President from December 3, 2003 to May 17, 2004.

(8)	As an incentive to join Freescale, Mr. Mayer received a guaranteed signing bonus of $350,000. The remaining $918,750 was earned under the Motorola Plan.

(9)	This amount consists of perquisite costs for Mr. Mayer of $106,519, including $72,602 in relocation benefits.

(10)	Mr. Anderson was relieved of all duties and responsibilities with Freescale effective February 12, 2005, and his employment with Freescale will terminate effective July 29, 2005. Freescale has no current plans to fill the role of President and Chief Operating Officer. All unvested awards of Mr. Anderson at July 29, 2005 will be cancelled.

(11)	These amounts represent awards made pursuant to the Motorola Mid-Range Incentive Plan (the “Motorola MRIP”), a plan established by Motorola in 2003. Messrs. Anderson and Campbell participated in the Motorola MRIP through the Distribution Date on a pro-rata basis. Motorola paid the portion of the awards under the Motorola MRIP attributable to the period commencing on January 1, 2004 and ending on the Distribution Date, and Freescale paid the portion of the awards attributable to the period commencing on the Distribution Date and ending on December 31, 2004.

(12)	Messrs. Anderson and Belden resigned as elected officers of Motorola prior to the completion of Freescale’s IPO. Because they had not vested in the Motorola Elected Officers Supplemental Retirement Plan (the “Motorola SERP”), they lost their unvested benefits under the Motorola SERP as a result of their resignations. Motorola agreed to provide payments of $2,090,000 to Mr. Anderson and $430,000 to Mr. Belden as a replacement for the loss of benefits in the Motorola SERP. Under the terms of the agreements, Motorola has agreed to make these payments to Messrs. Anderson and Belden on the date of termination of their employment with Freescale on July 29, 2005. The costs related to these benefits will be charged to Freescale. Freescale has agreed to reimburse Mr. Anderson and Mr. Belden on a grossed-up basis for the tax costs they incur as a result of the receipt of these payments.

(13)	Mr. Belden was relieved of all duties and responsibilities with Freescale effective February 12, 2005, and his employment with Freescale will terminate effective July 29, 2005. All unvested awards of Mr. Belden at July 29, 2005 will be cancelled. Freescale has elected Alexander Pepe to fill the position of Senior Vice President, Manufacturing.

Option/SAR Grants in Last Fiscal Year

The following table indicates for each of the Named Executive Officers the number and value of option and SAR grants made during the fiscal year ended December 31, 2004.

Amounts shown represent: (a) options to acquire Freescale Class A Common Stock granted under the 2004 Omnibus Plan on or after the Contribution Date, (b) options to acquire Freescale Class A Common Stock issued on the Distribution Date upon conversion of options to acquire Motorola common stock that were granted in 2004 and remained unvested on the Distribution Date and (c) SARs for Freescale Class A Common Stock granted under the 2004 Omnibus Plan after the Contribution Date. All unvested Motorola stock options held by the Named Executive Officers on the Distribution Date were converted into options to purchase Freescale Class A Common Stock pursuant to the terms of the Conversion Plan. The unvested Motorola options were converted into Freescale options at a conversion ratio based on the closing price of Motorola common stock on the Distribution Date divided by the opening price of Freescale Class A Common Stock on the day after the Distribution Date. The Freescale options issued upon conversion have the same terms and conditions, including the same vesting provisions and exercise periods as the unvested Motorola options had immediately prior to the Distribution Date, except to the extent otherwise provided under local law.

Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(6)
Name	Number of Securities Underlying Options Granted (#)(1)		% of Total Options/ SARs Granted to Employees in Fiscal Year(2)(3)	Exercise or Base Price per Share ($/Sh)	Market Price on Date of Grant ($/ Sh)(4)	Expiration Date(5)	0% ($)	5% ($)	10% ($)
Michel Mayer	750,000 27,000		2.2	13.00 13.00	13.00 13.00	05/17/14 05/17/14	877,500 31,590	7,561,078 272,199	17,814,998 641,340

Scott A. Anderson(7)	125,000 81,015 243,045 64,812 13,502 43,208	(8) (9) (10) (11) (12)	* * * * * *	13.00 7.53 8.12 8.23 13.34 13.37	13.00 17.81 17.81 17.81 17.81 17.81	07/16/14 05/06/13 06/17/13 12/02/14 03/16/11 05/07/12	146,250 832,834 2,355,106 620,899 60,354 191,844	1,260,180 1,740,252 5,077,359 1,346,833 211,585 675,800	2,969,166 3,132,409 9,253,830 2,460,559 443,602 1,418,283

Christopher P. Belden(7)	40,000 48,609 43,208 8,101 24,304 20,253	(8) (10) (11) (12) (13)	* * * * * *	13.00 7.53 8.23 13.34 13.37 14.44	13.00 17.81 17.81 17.81 17.81 17.81	07/16/14 05/06/13 12/02/14 03/16/11 05/07/12 10/01/11	192,400 499,701 413,933 36,211 107,910 68,253	640,425 1,044,151 897,889 126,948 380,129 295,099	1,327,782 1,879,445 1,640,372 266,155 797,768 643,125

Alan Campbell	70,000 48,609 32,406 5,401 29,705	(8) (10) (11) (12)	* * * * *	13.00 7.53 8.23 13.34 13.37	13.00 17.81 17.81 17.81 17.81	07/16/14 05/06/13 12/02/14 03/16/11 05/07/12	336,700 499,701 310,449 24,142 131,890	1,120,743 1,044,151 673,417 84,637 464,604	2,323,619 1,879,445 1,230,279 177,447 975,053

David Perkins	60,000 48,609 32,406 10,802 6,751 27,005	(8) (10) (14) (11) (12)	* * * * * *	13.00 7.53 8.23 12.48 13.34 13.37	13.00 17.81 17.81 17.81 17.81 17.81	07/16/14 05/06/13 12/02/14 03/26/12 03/16/11 05/07/12	288,600 499,701 310,449 57,575 30,177 119,902	960,637 1,044,151 673,417 178,564 105,792 422,375	1,991,673 1,879,445 1,230,279 364,185 221,801 886,427

(1)	Options granted under the 2004 Omnibus Plan vest over three years, with 33% vesting on each of the first two anniversaries of the grant date and the remaining 34% on the third anniversary of the grant date, except the grant to Mr. Mayer, which commences vesting on May 17, 2005 instead of on the grant date. The options have a ten-year exercise period and have an exercise price equal to market value on the date of grant.

(2)	* indicates less than 1%. The aggregate of Mr. Anderson’s grants totals 1.6%.
(3)	Based on: (a) 12,630,983 SARs and options to acquire Freescale Class A Common Stock granted in 2004 under the 2004 Omnibus Plan and (b) 23,263,786 SARs and options to acquire Freescale Class A Common Stock granted on the Distribution Date under the Conversion Plan upon conversion of options to acquire Motorola common stock that were unvested on the Distribution Date.
(4)	All options granted on July 16, 2004 have an exercise price equal to Freescale’s IPO price. All other reported option grants were granted on the Distribution Date under the Conversion Plan and the exercise price was calculated based on the dollar value of the unvested converted options.
(5)	Options granted under the 2004 Omnibus Plan may terminate before their expiration date if the optionee’s status as an employee or consultant is terminated, upon the optionee’s death or if a third party acquires Freescale. All unvested Motorola options converted to unvested Freescale options retain the original vesting provisions of the respective Motorola grant.
(6)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Class A Common Stock appreciated from the date of grant over a period of 10 years at an annualized rate of return of 0%, 5% and 10%, respectively. These values do not reflect Freescale’s estimate of future stock price appreciation, if any, of the Class A Common Stock. If the stock price does not increase above the exercise price at the time of exercise, realized values to the Named Executive Officers from these options will be zero.
(7)	Under the terms of each Separation and Release Agreement between Freescale and Messrs. Anderson and Belden, respectively, outstanding options will continue to vest until July 29, 2005. Messrs. Anderson and Belden each will have 12 months from July 29, 2005 to exercise all vested shares.
(8)	Only vested shares can be exercised; 33 1/3% of the shares vest on May 6, 2005, 33 1/3% of the shares vest on May 6, 2006 and the remaining 33 1/3% of the shares vest on May 6, 2007.
(9)	Only vested shares can be exercised; 33 1/3% of the shares vest on June 17, 2005, 33 1/3% of the shares vest on June 17, 2006, and the remaining 33 1/3% of the shares vest on June 17, 2007.
(10)	Only vested shares can be exercised; the shares vested 100% on December 20, 2004.
(11)	Only vested shares can be exercised; the shares vested 100% on March 16, 2005.
(12)	Only vested shares can be exercised; 50% of the shares vest on May 7, 2005, and the remaining 50% of the shares vest on May 7, 2006.
(13)	Only vested shares can be exercised; the shares vest 100% on October 1, 2005.
(14)	Only vested shares can be exercised; 50% of the shares vest on March 26, 2005 and the remaining 50% of the shares vest on March 26, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year End Option/SAR Values

The following table indicates for each of the Named Executive Officers the number and value of SARs and options to acquire Motorola common stock exercised during the fiscal year ended December 31, 2004. No Motorola SARs are held by any Named Executive Officer.

Motorola Stock Options/SARs

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(1)		Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michel Mayer	—	—	—	—	—	—
Scott A. Anderson	128,523	995,084	436,979	—	513,639	—
Christopher P. Belden	176,860	589,202	40,233	—	—	—
Alan Campbell	50,292	329,850	82,141	—	69,534	—
David Perkins	76,835	469,066	33,528	—	—	—

(1)	These amounts represent the total number of shares of Motorola common stock subject to stock options held by the Named Executive Officers at December 31, 2004.
(2)	Calculated by determining the difference between the $17.20 closing price of Motorola’s common stock underlying the options as reported on the NYSE at December 31, 2004 and the exercise price of the options.

The following table indicates for each of the Named Executive Officers the number and value of SARs and options to acquire Freescale Class A Common Stock exercised during the fiscal year ended December 31, 2004. No Freescale SARs have been awarded to any Named Executive Officer except Mr. Mayer.

Freescale Stock Options/SARs
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(1)		Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michel Mayer	—	—	—	777,000	—	3,745,140
Scott A. Anderson	—	—	64,812	505,770	621,547	4,047,094
Christopher P. Belden	—	—	43,208	141,267	414,364	906,075
Alan Campbell	—	—	32,406	153,715	310,773	994,207
David Perkins	—	—	32,406	153,167	310,773	997,725

(1)	These amounts represent the total number of shares of Freescale Class A Common Stock subject to stock options held by the Named Executive Officers at December 31, 2004.
(2)	Calculated by determining the difference between the $17.82 closing price of Freescale Class A Common Stock underlying the options as reported on the NYSE at December 31, 2004 and the exercise price of the options.

Retirement Plans

The Motorola, Inc. Pension Plan will provide pension benefits in the future to our Named Executive Officers other than Mr. Mayer. Most regular U.S. Motorola employees who have completed one year of employment with Motorola or certain of its subsidiaries are eligible to participate in the pension plan. They become vested after five years of service irrespective of the age at which they retire. Normal retirement is at age 65.

The Named Executive Officers have not accrued additional benefits under the pension plan since the Distribution Date. Participating employees who had at least five years of recognized service with Motorola as of the Distribution Date will be entitled to a vested pension benefit under the Motorola, Inc. Pension Plan. As of December 31, 2004, the Named Executive Officers other than Mr. Mayer would be entitled to a benefit, expressed in the form of a single life annuity commencing at age 65, in the amount of $64,061 for Mr. Anderson, $60,983 for Mr. Belden, $78,851 and £12,796 for Mr. Campbell (including his vested pension under Motorola’s United Kingdom subsidiary’s pension plan), and $13,397 for Mr. Perkins.

Freescale has not established its own defined benefit pension plans for any U.S. employees.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Leadership Committee during the fiscal year ended December 31, 2004 were B. Kenneth West, H. Raymond Bingham and Kevin Kennedy. None of the members has ever been an officer or employee of Motorola or Freescale or any of their respective subsidiaries, and no “compensation committee interlocks” existed during the fiscal year ended December 31, 2004.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE

The Compensation and Leadership Committee (the “Committee”) is primarily responsible for assisting the Board in discharging its responsibilities related to oversight of Freescale’s compensation programs. Prior to Freescale’s IPO in July 2004, the Board was composed of four senior executives of Motorola. We specifically identify in this report those actions taken by Freescale’s Board prior to the IPO from those of the Board after the IPO, as well as those actions taken by the Motorola Compensation and Leadership Committee from those of this Committee.

The 2004 compensation programs described in this proxy statement were primarily established by the Compensation and Leadership Committee of Motorola’s board of directors while Freescale was controlled by Motorola. Compensation programs in effect prior to Freescale’s separation from Motorola in December 2004 are governed by the Employee Matters Agreement entered into between Motorola and Freescale, as described in the “Certain Relationships and Related Transactions” section of this proxy statement. These programs were designed to provide total compensation packages that are competitive with similarly situated companies for the industries and countries in which Motorola operates.

Overview of the Committee

The Committee is comprised solely of non-employee, independent directors. B. Kenneth West serves as the Committee Chair, and H. Raymond Bingham and Kevin Kennedy serve as Committee members. The Committee meets at scheduled times during the year, and periodically considers and takes action by written consent. The Committee also holds regular executive sessions with only the Committee members present. The Committee Chair reports on Committee actions and recommendations at Board meetings.

The Freescale Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Freescale’s compensation programs. The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. The Committee engaged an outside consulting firm in assessing the overall competitiveness of the compensation packages for Freescale executive officers in designing the compensation packages for such individuals for fiscal year 2005.

Compensation Philosophy

The Committee has revised Freescale’s compensation programs to better support Freescale’s business strategies. Our general compensation philosophy is that total compensation should vary with Freescale’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with stockholders’ interests. This philosophy applies to all Freescale employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

The Committee believes that management strength and leadership are the most important factors in the long-term success of Freescale’s business, and that well-designed compensation programs can significantly impact management behaviors to assist Freescale in achieving its objectives. Freescale is engaged in a very competitive industry, and the Committee believes that compensation programs for management must be designed to attract, motivate and retain the very best people within the semiconductor industry. Finally, compensation programs must be applied fairly, supporting the equitable treatment of all employees. In accordance with these philosophical objectives, the Committee has established the following guiding principles:

•	Establish compensation programs that support Freescale’s long-term strategic and financial goals;

•	Recognize individual contribution in support of a performance-driven culture through the application of quantitative performance measurements;

•	Align the interests of executives with stockholders through stock ownership opportunities; and

•	Provide market competitive total compensation.

Components of Freescale’s Compensation Programs

The Committee believes that the components of Freescale’s compensation programs should emphasize short- and long-term incentive compensation, and that base salary should be market-competitive. The Committee is focused on providing highly competitive variable pay components while ensuring the appropriate mix of fixed and variable compensation is linked to both individual and company performance. This strategy is designed to motivate Freescale’s executive officers to create long-term value for Freescale’s stockholders.

Base Salary

The Committee reviews the history of and proposals for the compensation for each of Freescale’s executive officers, including cash and equity-based compensation.

The Committee intends to provide base salaries to Freescale executive officers at the median of the estimated base salary levels paid for similar positions at peer companies in order to support a total compensation package goal for each executive officer that more heavily emphasizes equity participation in Freescale. The increased weighting of incentive compensation will result in our executive officers receiving an increase or decrease in total compensation in line with Freescale’s performance relative to predetermined competitive targets.

The Committee reviewed the base salary component of executive compensation, as well as the total compensation of Freescale executive officers. As a result of that review, the Committee did not raise base salaries for any of its Named Executive Officers in 2005 from the base salaries in effect at the end of 2004.

Bonus

For 2004, all Freescale employees were included under the Motorola Incentive Plan, a cash-based pay-for-performance incentive plan, as adjusted for Freescale’s performance. The incentive formula under this plan includes:

Eligible Earnings	x	Individual Incentive Target	x	Performance Factors			=	Bonus Plan Award
				Business Performance Factor	x	Individual Performance Factor

The individual incentive targets are based on market-competitive data and are established as a percentage of base salary. For 2004, the individual incentive targets for Freescale executive officers generally ranged from 45% to 125% of their 2004 eligible earnings.

The business performance factor focuses on operating earnings, operating cash flow, revenue growth and two quality-specific measures: customer satisfaction and quality. Business performance factor targets are established for Freescale and for each of its major businesses. Finally, the individual performance factor incorporates into the formula an individual’s contribution to Freescale.

Stock Options and Restricted Stock Units

Historically, the Motorola Compensation and Leadership Committee made annual awards of stock options to eligible employees, including the Named Executive Officers. Such grants were made under various Motorola plans. All of the unvested Motorola stock options held by our employees at the separation in December 2004 were converted into unvested options to purchase Freescale Class A Common Stock with similar terms to the Motorola stock options.

On July 16, 2004, Freescale granted a total of approximately 12,300,000 SARs and stock options to purchase Freescale Class A Common Stock to 13,000 employees in the form of an initial grant at the time of the IPO. These options vest and become exercisable in three substantially equal annual installments, with the first installment vesting July 16, 2005. The exercise price for the stock options was $13.00, the market price of Freescale Class A Common Stock on the date of the grant. The stock options expire on July 16, 2014.

On July 16, 2004, Freescale also granted a total of approximately 6,200,000 restricted stock unit awards to 23,000 employees. These restricted stock unit awards vest in four equal annual installments, with the first installment vesting July 16, 2005. The market price of Freescale Class A Common Stock was $13.00 on the date of the grant.

Approximately 91% of the stock options and 90% of the restricted stock units covered by the July 16, 2004 grants went to employees other than the executive officers in 2004.

Freescale 2004 Incentive Plan

The 2004 Freescale Incentive Plan was established by the pre-IPO Board as an incentive to motivate select executive and other senior officers to achieve exceptional financial performance. Participation in this two-year plan was limited to select members of Freescale’s senior management (including all of the Named Executive Officers, except Mr. Mayer, whose compensation arrangement is described below). Plan awards were based on predetermined targets for Freescale’s operating earnings and revenue growth in 2004. The payout under this plan to each of the participants was 114.8% of their respective eligible earnings in 2004, with 50% paid in restricted stock units and 50% paid in cash.

Executive Benefits and Perquisites

Consistent with the guiding principle of offering competitive total compensation, the Committee reviewed and revised the perquisites available to Freescale executive officers. Certain executive perquisites covering Freescale executive officers while part of Motorola will be eliminated, including the executive vehicle program and home security program. The principal executive perquisite programs that Freescale provides include supplemental life insurance, supplemental accidental death and dismemberment insurance, financial planning and deferred compensation and an executive health program.

CEO Compensation

Mr. Mayer’s compensation consists of base salary, stock options, SARs, restricted stock units and certain other benefits. Mr. Mayer’s compensation for 2004 was governed by his employment agreement (“Employment Agreement”) approved by the pre-IPO Board and entered into with Freescale effective May 17, 2004.

Mr. Mayer’s Base Salary

In accordance with the terms of the Employment Agreement, Mr. Mayer’s annual base salary for 2004 was $800,000.

Mr. Mayer’s 2004 Annual Bonus Award

The Committee established performance targets to determine the amount of Mr. Mayer’s annual cash bonus, with such bonus guaranteed to be no less than 125% of his base salary pursuant to the terms of the Employment Agreement. The Committee assessed performance based on the Motorola Incentive Plan business performance factors, described above, as applied to performance of the respective companies during the last three quarters of 2004, all in accordance with the Employment Agreement. The Committee considered these results, in addition to strategic and leadership accomplishments of Mr. Mayer, to determine Mr. Mayer achieved the prescribed objectives and provided him with a 2004 annual bonus award of $918,750.

Other Cash Payments to Mr. Mayer

Mr. Mayer also received a signing bonus of $350,000, in accordance with the terms of the Employment Agreement.

Mr. Mayer’s 2004 Stock Options and Stock Appreciation Rights

Pursuant to the Employment Agreement, on July 16, 2004 Mr. Mayer was granted an option to purchase 750,000 shares of Freescale Class A Common Stock and 27,000 SARs with a per share exercise or grant price equal to $13.00. The stock option and stock appreciation grants have a ten-year term and will vest in three substantially equal annual installments with the first installment vesting on May 17, 2005, subject to Mr. Mayer’s continued employment with us through each such date.

Mr. Mayer’s 2004 Restricted Stock Units

Pursuant to the Employment Agreement, on July 16, 2004 Mr. Mayer was granted 484,615 restricted stock units for Freescale Class A Common Stock. This grant will vest in four equal annual installments with the first installment vesting May 17, 2005, subject to Mr. Mayer’s continued employment with us through each such date. The market price of Freescale Class A Common Stock was $13.00 on the date of this grant.

Mr. Mayer’s Benefits and Perquisites

During the term of Mr. Mayer’s employment agreement, Mr. Mayer is eligible to participate in all long-term incentive plans, qualified pension plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including reasonable use of company aircraft for personal and business purposes and transition housing.

Pursuant to the Employment Agreement, Mr. Mayer will receive change in control benefits under our Change in Control Severance Plan or any successor change in control plan or program. If Freescale no longer maintains the Change in Control Severance Plan, Freescale will provide Mr. Mayer with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of Freescale, all equity-based awards granted to Mr. Mayer will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If Freescale adopts an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Mayer under the agreement, Mr. Mayer will be entitled to those benefits.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1 million for the compensation paid to Named Executive Officers unless certain requirements are met. The awards under the Motorola Incentive Plan and the 2004 Freescale Incentive Plan (with the possible exception of any guaranteed award) meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 2004, if any, will be deductible. The Motorola Incentive Plan permits various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock options, performance shares, performance cash awards and SARs that are granted under these plans qualify as “performance based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of Freescale common stock, restricted stock, restricted stock units and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

The Committee believes that the executive compensation policies and plans it is establishing for Freescale provide the necessary total compensation programs to properly align the interests of executives and stockholders.

B. Kenneth West, Chair

H. Raymond Bingham

Kevin Kennedy

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

Michel Mayer Employment Agreement

On May 14, 2004, we entered into an employment agreement with Mr. Mayer, effective as of May 17, 2004. The agreement has an initial term of four years but, commencing on May 17, 2007, the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Mayer will serve as our Chief Executive Officer, with such duties and responsibilities as are commensurate with the position, and will report directly to our Board. Mr. Mayer also serves as Chairman of our Board.

During the term, Mr. Mayer will be paid an annual base salary of not less than $800,000. The base salary will be reviewed for increase commencing at such times as we review the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Mayer will also be eligible to receive an annual cash bonus based upon performance targets established by the Compensation and Leadership Committee, but in no event will his annual target bonus be less than 125% of his annual base salary. Mr. Mayer’s annual bonus for fiscal year 2004 was based on the Motorola Plan goals for our performance for the final three quarters of such year (determined by reference to the same performance measures applicable to our other senior executives for 2004, as prorated and applied only to such final three quarters), and has been prorated based on the portion of such year during which Mr. Mayer was employed by us and our affiliates. Mr. Mayer also received a signing bonus in the gross amount of $350,000. During the term, Mr. Mayer will also participate in our long-term incentive welfare, retirement, perquisite and fringe benefit (including relocation, financial planning and automobile), and other benefit plans and programs generally available to other senior executives, provided that any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under the agreement. Mr. Mayer will participate at the Tier 1 level in our Change in Control Severance Plan or any successor change in control plan or program. If we adopt a change in control severance plan for senior executives generally with change in control benefits more generous than the benefits provided to Mr. Mayer under the agreement, Mr. Mayer will be entitled to those benefits.

Pursuant to the Employment Agreement, on July 16, 2004 Mr. Mayer was granted an option to purchase 750,000 shares of Freescale Class A Common Stock and 27,000 SARs with a per share exercise or grant price equal to $13.00. The stock option and stock appreciation grants have ten-year terms and vest in three substantially equal annual installments with the first installment vesting on May 17, 2005, subject to Mr. Mayer’s continued employment with us through each such date.

In addition, we granted Mr. Mayer 484,615 restricted stock units under our 2004 Omnibus Plan, which vest in four substantially equal annual installments on each of the first four anniversaries of the effective date of the agreement, subject to Mr. Mayer’s continued employment with us through each such date.

If Mr. Mayer’s employment is terminated by us, except for cause (as defined in the agreement), death or disability, or if he resigns for good reason (as defined in the agreement), he would be eligible to receive, subject to his execution of a release: (1) a cash payment equal to the sum of his unpaid annual base salary and any accrued vacation pay through the date of termination, outstanding reimbursable business expenses and his annual cash bonus for the year preceding the date of termination of employment (if not previously paid); (2) a cash payment equal to two times the sum of his annual base salary and his target bonus; (3) continued medical and life insurance benefits for two years following the date of termination; and (4) any other amounts or benefits required to be paid or provided or which he is eligible to receive, based on accrued benefits through the date of termination. If the date of termination occurs while a portion of the stock option remains unvested, the stock option vesting installment that would have next vested following the date of termination will vest and become exercisable as of the date of termination. If the date of termination occurs while a portion of the restricted stock units remains unvested, the restricted stock unit vesting installment that would have next vested following the date of termination will vest and become exercisable as of the date of termination.

Mr. Mayer is entitled to reimbursement for all reasonable legal fees and expenses reasonably incurred by him in connection with the negotiation and preparation of the agreement, subject to a maximum of $50,000 and we will reimburse him for all legal costs and expenses reasonably incurred by him in connection with any dispute under the agreement so long as he substantially prevails in such dispute.

Mr. Mayer has agreed not to use or disclose any confidential information during or following his termination of employment with us. In addition, during his employment and for a period of two years thereafter, Mr. Mayer has agreed not to solicit our employees, compete with our business or solicit our customers and has further agreed that, during and after his employment with us, he will assist us in the defense of any claims or potential claims against us.

Scott A. Anderson Separation and Release Agreement

We entered into a Separation and Release Agreement with Scott A. Anderson, our President and Chief Operating Officer, effective as of February 17, 2005. Under the terms of the agreement, Mr. Anderson’s duties and responsibilities as our President and Chief Operating Officer ceased on February 12, 2005 but his employment with us will continue through July 29, 2005 at his regular base salary and benefits in effect as of February 12, 2005. The total gross amount of the salary payments will be approximately $242,307. Pursuant to the agreement, we paid Mr. Anderson a lump sum separation allowance of $1,700,192 and we will pay Mr. Anderson an additional lump sum of $27,000 to assist him with payment of COBRA premiums for continuation of his medical benefits after his employment ends on July 29, 2005.

In addition, under the terms of the agreement we made a payment of $676,033 to Mr. Anderson as an incentive payment under the Motorola Plan and a payment of $608,218 under the 2004 Freescale Incentive Plan. We paid cash in lieu of the restricted stock units to which Mr. Anderson was otherwise entitled under the terms of the 2004 Freescale Incentive Plan. Motorola has agreed to make a payment of $2,090,000 to Mr. Anderson on the date of his termination of employment with us on July 29, 2005 as a replacement for the loss of his benefits in the Motorola SERP. We have agreed to reimburse Mr. Anderson for the tax costs he incurs as a result of the receipt of this payment.

We transferred ownership to Mr. Anderson of his company car, cellular phone, pager and Blackberry PDA. We also made available to Mr. Anderson senior executive outplacement services for up to one year and our executive financial planning services for 2005.

Mr. Anderson has agreed to cooperate with us in any investigation or litigation that relates to his employment with us and has further agreed not to use or disclose any confidential information following his termination of employment with us. In addition, during a period of two years after his termination, Mr. Anderson has agreed not to solicit our employees and will seek our prior written consent before any proposed employment with a competitor of our business. We have the right until February 11, 2007 to provide a copy of the agreement to any new employer or other entity or business by which Mr. Anderson is engaged.

Christopher P. Belden Separation and Release Agreement

We entered into a Separation and Release Agreement with Christopher P. Belden, our Senior Vice President, Manufacturing, effective as of February 17, 2005. Under the terms of the agreement, Mr. Belden’s duties and responsibilities as our Senior Vice President, Manufacturing ceased on February 12, 2005 but his employment with us will continue through July 29, 2005 at his regular base salary and benefits in effect as of February 12, 2005. The total gross amount of the salary payments will be approximately $152,653. Pursuant to the agreement, we paid Mr. Belden a lump sum separation allowance of $381,915 and an additional lump sum of

$27,000 to assist him with payment of COBRA premiums for continuation of his medical benefits after his employment ends on July 29, 2005.

In addition, under the terms of the agreement we made a payment of $352,341 to Mr. Belden as an incentive payment under the Motorola Plan and a payment of $394,305 under the 2004 Freescale Incentive Plan. We paid cash in lieu of the restricted stock units to which Mr. Belden was otherwise entitled under the terms of the 2004 Freescale Incentive Plan. Motorola has agreed to make a payment of $430,000 to Mr. Belden on the date of his termination of employment with us on July 29, 2005 as a replacement for the loss of his benefits in the Motorola SERP. We have agreed to reimburse Mr. Belden for the tax costs he incurs as a result of the receipt of this payment.

We transferred ownership to Mr. Belden of his company car, cellular phone, pager and Blackberry PDA. We also made available to Mr. Belden senior executive outplacement services for up to one year and our executive financial planning services for 2005.

Mr. Belden has agreed to cooperate with us in any investigation or litigation that relates to his employment with us and has further agreed not to use or disclose any confidential information following his termination of employment with us. In addition, during a period of two years after his termination, Mr. Belden has agreed not to solicit our employees and will seek our prior written consent before any proposed employment with a competitor of our business. However, Mr. Belden may seek employment without our consent with a company that provides equipment or production materials to the semiconductor industry. We have the right until February 11, 2007 to provide a copy of the agreement to any new employer or other entity or business by which Mr. Belden is engaged.

Change in Control Severance Plan

The Change in Control Severance Plan provides for the payment of benefits in the event that: (1) an officer terminates his or her employment for “good reason” (as defined in the Change of Control Severance Plan) within two years of a Change in Control (as defined in the 2004 Omnibus Plan), or (2) the officer’s employment is terminated for any reason other than termination for “good cause” (as defined in the change of control severance plan), disability or death within two years of a Change in Control in Freescale. In addition to unpaid salary for accrued paid time off and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an officer entitled thereto would be equal to the sum of: (1) a multiple of the greater of the officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (2) a multiple of the highest annual bonus received by the officer during the immediately preceding five fiscal years ending on or before the termination date; and (3) a pro rata target bonus for the year of termination. The multiples referred to in the preceding sentence are two or three depending upon the seniority of the officer, with the Named Executive Officers having a multiple of three. The officer would also receive continued medical and insurance benefits for three years. In the event the officer is subject to the excise tax under Section 4999 of the Internal Revenue Code, we will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The plan’s term is for three years, subject to automatic one-year extensions unless we give 90 days’ prior notice that we do not wish to extend. In addition, if a Change in Control occurs during the term, the plan continues for two years after the Change in Control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to our IPO, we were a wholly owned subsidiary of Motorola. In connection with the IPO and our separation from Motorola, we entered into a master separation and distribution agreement with Motorola that contains many of the key provisions related to the separation, the IPO and the Distribution. The other agreements referenced in the master separation and distribution agreement govern certain aspects relating to the separation and various interim and ongoing relationships between Motorola and us following the completion of the IPO, including: the contribution agreements; the tax sharing agreement; the employee matters agreement; the intellectual property assignment agreement; the intellectual property license agreement; the transition services agreement; and the purchase and supply agreement.

Master Separation and Distribution Agreement

The Contribution and Distribution

Overview. The master separation and distribution agreement contains many of the key provisions relating to the separation of our business from Motorola’s other businesses. The master separation and distribution agreement describes generally the assets that were contributed and transferred to us by Motorola and the liabilities assumed by us from Motorola (the “Contribution”). These assets included substantially all of the assets, properties and rights exclusively used or held for use exclusively in the operation of the semiconductor products sector of Motorola. The liabilities included substantially all debts, liabilities, commitments and obligations of any nature, whether known, unknown, contingent or otherwise, to the extent arising out of or relating to the semiconductor products sector of Motorola prior to, on or after the Contribution Date. The master separation and distribution agreement also describes when and how the Contribution occurred.

Further Assurances. The master separation and distribution agreement provides that Motorola will cooperate with us to effect any transfers or contributions of assets that are not completed by the Contribution Date as promptly following that date as is practicable. Until these transfers can be completed, Motorola will act as a custodian and trustee on our behalf with respect to those assets.

The Distribution. The master separation and distribution agreement also governs the rights and obligations of Motorola and Freescale regarding the IPO and the Distribution.

Auditors and Audits; Annual Financial Statements and Accounting. We agreed that, for so long as Motorola is required to consolidate our results of operations and financial position or account for its investment in Freescale on the equity method of accounting, we would not change our independent auditors without Motorola’s prior written consent (which will not be unreasonably withheld), and we will use our best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner in order to permit timely filing of Motorola’s financial statements. We also agreed to provide to Motorola and its independent auditors all information required for Motorola to meet its schedule for the filing and distribution of its financial statements and to make available to Motorola and its independent auditors all documents necessary for the annual audit of Freescale as well as access to the responsible Freescale personnel so that Motorola and its independent auditors may conduct their audits relating to our financial statements. We also agreed to adhere to certain specified Motorola accounting policies and to notify and consult with Motorola regarding any changes to its accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting.

Indemnification. Under the master separation and distribution agreement, Freescale and each of its affiliates that receives assets or assumes liabilities in connection with the Contribution and separation will indemnify Motorola and its representatives and affiliates from all losses (other than losses relating to tax matters, employment matters and certain intellectual property matters, such matters being addressed in other agreements referenced in the master separation and distribution agreement), whether such losses arise or occur prior to or after the IPO, suffered by Motorola or its representatives or affiliates arising out of or due to the operation of our business; our failure or the failure of any of our affiliates to pay, perform or discharge in due course the liabilities assumed by Freescale in connection with the Contribution and separation; our failure or the failure of any of our affiliates to comply with the terms of the master separation and distribution agreement or any of the other agreements between Motorola and Freescale entered into in connection with the separation; or any untrue statement of a material fact or material omission in the prospectus or any similar documents relating to the IPO or the transactions contemplated by the master separation and distribution agreement, other than misstatements or omissions relating exclusively to Motorola or the Distribution.

Motorola and each of Motorola’s affiliates that transferred assets to us in connection with the Contribution will indemnify Freescale and its representatives and affiliates from any and all losses (other than losses relating to tax matters, employment matters and certain intellectual property matters, such matters being addressed in other agreements referenced in the master separation and distribution agreement) suffered by Freescale or its representatives or affiliates arising out of or due to the operation of Motorola’s businesses, other than our business; Motorola’s failure or the failure of any of Motorola’s affiliates to pay, perform or discharge in due course Motorola’s liabilities that are assumed by us in connection with the Contribution and separation; or Motorola’s failure or the failure of any of Motorola’s affiliates to comply with the terms of the master separation and distribution agreement or any of the other agreements between Motorola and Freescale entered into in connection with the separation.

Access to Information. Under the master separation and distribution agreement, following the Contribution, we and Motorola are obligated to provide each other access to information as follows:

•	subject to applicable confidentiality obligations and other restrictions, we and Motorola will give each other any information within each other’s possession that the requesting party reasonably needs to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the master separation and distribution agreement or any ancillary agreement;

•	for so long as Motorola is required to consolidate our results of operation and financial position or account for its investment in Freescale on the equity method of accounting, we will provide to Motorola, at no charge, all financial and other data and information that Motorola determines is necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority, including copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to such filings (as well as final copies upon filing), and copies of our budgets and financial projections;

•	we will consult with Motorola regarding the timing and content of our earnings releases and cooperate fully (and cause our independent auditors to cooperate fully) with Motorola in connection with any of its public filings;

•	for no less than seven years after the Contribution, we and Motorola will use reasonable efforts to make available to each other, our past and present directors, officers, other employees and representatives to the extent reasonably required as witnesses in any legal, administrative or other proceedings in which the other party may become involved;

•	the organization providing information, consultant or witness services under the master separation and distribution agreement will be entitled to reimbursement from the other for reasonable expenses incurred in providing this assistance;

•	we will retain certain information owned by us or in our possession relating to our business in accordance with Motorola’s record retention policy and, if we intend to destroy this information prior to the end of the retention period required by Motorola’s retention policy, we must give Motorola the opportunity to take possession of the information at our own cost; and

•	we and Motorola will hold in strict confidence all proprietary information concerning or belonging to the other party for a five year period after the Contribution, unless legally required to disclose such proprietary information.

No Representations and Warranties. We received all assets in connection with the contribution on an “as is, where is” basis, which means we received these assets from Motorola in the same condition that they were in when they were owned by Motorola and have no ability to make claims against Motorola with respect to these assets.

Tax Sharing Agreement

Allocation of Taxes. The tax sharing agreement governs the respective rights, responsibilities, and obligations of Motorola and Freescale with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns. In general, under the tax sharing agreement:

•	Motorola is responsible for any U.S. federal income taxes of the affiliated group for U.S. federal income tax purposes of which Motorola is the common parent. We are responsible for any U.S. federal income taxes of Freescale or any of its subsidiaries for any periods after the IPO;

•	Motorola is responsible for any U.S. state or local income taxes that are determined on a consolidated, combined or unitary basis on a return that includes Motorola (and/or one or more of its subsidiaries), on the one hand, and us (and/or one or more of our subsidiaries), on the other hand. However, in the event that we or one of our subsidiaries are included in such a return for a period (or portion thereof) beginning after the date of the IPO, we are responsible for our portion of the income tax liability in respect of the period as if we and our subsidiaries had filed a separate tax return that included only us and our subsidiaries for that period (or portion thereof);

•	Motorola is responsible for any U.S. state or local income taxes due with respect to returns that include only Motorola and/or its subsidiaries (excluding us and our subsidiaries), and we are responsible for any U.S. state or local income taxes due with respect to returns that include only us and/or our subsidiaries;

•	Motorola is responsible for any foreign income taxes of Motorola and its subsidiaries (excluding us and our subsidiaries), and we are responsible for any foreign income taxes of us and our subsidiaries; and

•	Motorola is responsible for any non-income taxes attributable to its own business for any period. We are responsible for any non-income taxes attributable to our own business for any period.

The tax sharing agreement contains provisions regarding tax benefits. Under those provisions, in general, we are required to pay Motorola for any tax benefit that we would receive (based on certain assumptions) as a result of an adjustment to a tax for which Motorola is responsible under the tax sharing agreement or as a result of an adjustment to any of Motorola’s tax attributes, and Motorola is required to pay us for any tax benefit that Motorola would receive (based on certain assumptions) as a result of an adjustment to a tax for which we are responsible under the tax sharing agreement or as a result of an adjustment to any of our tax attributes. In either case, Freescale, if required to make a payment for such tax benefit, may be required to do so prior to the time that, and regardless of whether, such tax benefit is actually realized in cash.

Preservation of the Tax-free Status of the Distribution. Motorola and Freescale intend that the Contribution and the Distribution, taken together, qualify as a reorganization pursuant to which no gain or loss is recognized by Motorola or its stockholders for federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code. We have agreed to indemnify Motorola and its affiliates against any and all tax-related liabilities incurred by them relating to the Contribution or the Distribution to the extent caused by an acquisition of our assets or stock, or other actions by us. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Motorola) that would result if the Contribution and the Distribution failed to qualify as a tax-free transaction.

Employee Matters Agreement

The employee matters agreement generally provides for the following:

Employee Transfers and Liabilities. Effective as of the Contribution Date, Freescale hired or employed U.S. and non-U.S. employees of Motorola and its affiliates, as identified in the employee matters agreement, all of whom were then involved in or with Freescale’s business. For a one-year period following the Contribution, while they are employed by us, such employees’ terms and conditions of employment (including compensation and employee benefit plans and programs, other than U.S. pension and retiree medical) shall be at least substantially comparable in the aggregate to their terms and conditions of employment in effect immediately prior to the Contribution Date. In most cases, employees on the Distribution Date received credit for their years of service with Motorola prior to the Distribution Date. Effective as of the Contribution Date, except with respect to accrued benefits under Motorola’s U.S. pension plan, we assumed all employment, compensation and employee benefit liabilities relating to our employees arising before, on or after that date, or that are related to the employees’ transfer of employment to us.

Stock and Incentive Compensation. Our employees continued to participate in the Motorola Employee Stock Purchase Plan of 1999 until the Distribution Date (the “Termination Date”). Contributions made by our employees during the six-month offering period under the Motorola Employee Stock Purchase Plan beginning October 1, 2004 were refunded, without interest, because the Termination Date was not within three months of the end of that offering period.

U.S. Employee Benefits. During the period between the Contribution Date and either the Distribution Date or December 31, 2004, our U.S. employees continued to participate in the Motorola U.S. employee benefit plans, other than the Motorola stock option plan (because the employees participated in our stock option plan), and we reimbursed to Motorola the portions of the employer contributions and other employer-paid costs under those plans that were attributable to our employees. We have since established our own employee benefit plans for our U.S. employees. The accrued benefits of our eligible vested U.S. employees in Motorola’s U.S. pension plan were frozen and will be retained in that plan for the benefit of our U.S. employees on and after the Distribution Date, subject to that plan’s distribution provisions. The account balances of our U.S. employees in Motorola’s U.S. 401(k) plan were transferred on a fully vested basis to their comparable accounts in our 401(k) plan in accordance with applicable Internal Revenue Code requirements.

Certain retiree medical benefits are available to our eligible U.S. employees meeting certain age and service requirements upon termination of employment through the Motorola Post-Employment Health Benefits Plan. The actuarially determined obligation thereunder relating to all eligible vested former employees of Motorola who were associated with its semiconductor business, active vested participants who became Freescale employees up to and through the Distribution Date and active participants who vest within the three-year period following the Distribution Date, has been transferred by Motorola to Freescale, together with an actuarially determined amount in cash or other assets to be applied toward the satisfaction of this obligation, which after such transfer became entirely our obligation. We have established a “frozen” retiree health plan as a vehicle to satisfy those transferred obligations. Each of our employees who immediately prior to the Distribution Date was within three years of satisfying the eligibility requirements for the Motorola Post-Employment Health Benefits Plan will be permitted to enroll in the retiree health plan as of the date that employee separates from employment with us and our affiliates, if as of that latter date, the employee has satisfied the eligibility requirements of the Motorola Post-Employment Health Benefits Plan in effect as of the Distribution Date, for this purpose crediting each such employee with such employee’s Motorola service and period of continuous service with us beginning on the Distribution Date; and the cost of providing that benefit to this additional group of employees shall be entirely our obligation without any additional transfer of assets from Motorola.

Non-U.S. Employee Benefits. The benefits provided to non-U.S. employees vary by country.

Intellectual Property Assignment Agreement

The intellectual property assignment agreement governs the assignment by Motorola to us of certain intellectual property rights related to our business. Under the terms of the agreement, Motorola assigned to us approximately 4,900 patent families. A patent family consists of related patents and patent applications that protect the same invention but cover different geographical regions. The assigned patent families include patents and/or patent applications relating to integrated circuit manufacturing processes; integrated circuit design, assembly and packaging; microcontroller and embedded microprocessors; communications processors, network processors and digital signal processors; radio frequency integrated circuits and discrete semiconductors; and analog integrated circuits and sensors.

The agreement also assigned ownership to us of any applicable copyrights (including registrations and applications for registration of such copyrights), mask work rights and trade secret rights in the products, applications and technologies that pertain exclusively to our business. Pursuant to the terms of the agreement, Motorola also assigned to us certain U.S. and foreign trademarks, trademark applications and registrations.

Intellectual Property License Agreement

The intellectual property license agreement governs certain rights, responsibilities, and obligations of Motorola and us with respect to intellectual property. Under this agreement, we agreed to license Motorola under certain patent and other intellectual property rights owned or controlled by us, and further agreed not to assert certain of the patent rights we own against Motorola. Motorola agreed to license us under certain patents and other intellectual property rights owned or controlled by Motorola, and further agreed not to assert against us certain patents owned by Motorola.

We received licenses under certain Motorola radio frequency communications patents related to our wireless and multimedia products. Motorola retained certain patents in the wireless field, including those necessary to create products compliant with wireless standards. To the extent they require such licenses, our customers will need to obtain licenses directly from Motorola for these “essential” patents. For a specified period of time, Motorola has agreed not to assert certain of its “non-essential” patents against our customers.

The agreement also memorializes certain rights and obligations under specific agreements and arrangements between us and other Motorola business sectors with respect to certain products and development projects. In that regard, as part of our collaboration with Motorola for the development of wireless protocol technology, Motorola has granted to us the right to use and distribute certain Motorola protocol stack software for the GSM/GPRS, EDGE and UMTS protocols.

Under this agreement, we do not receive any patent licenses with respect to products that are compliant with the iDEN air interface protocol.

The agreement also sets forth specific time periods during which we must cease use of the Motorola trade names and trademarks (including use of such marks on products in inventory). Under the agreement, we agreed to indemnify and hold Motorola harmless for products we furnished to third parties, and for products we furnished to Motorola prior to the Contribution Date. The change of control provisions of the agreement limit the rights received by a successor in the event of a merger, acquisition or reorganization of Freescale.

Transition Services Agreement

The transition services agreement governs the provision by Motorola to Freescale of support services, on an interim or transitional basis, such as accounting, payroll, human resources and other general administrative functions.

Motorola will perform these transition services in the manner and at the level of service substantially similar to that immediately prior to the Contribution and our use of these services shall not be substantially greater than the level of use required by us immediately prior to the Contribution. These services may be provided up to 18 months after the Contribution Date. We agreed to use all commercially reasonable efforts to end our use of the transition services as soon as reasonably possible and no later than the applicable service termination date specified in the agreement. We have the right to terminate any transition service upon 30 days’ notice to Motorola. The charges for these interim services are generally intended to allow the providing party to recover the cost of providing such services, without profit.

Purchase and Supply Agreement

As part of our separation from Motorola, we entered into a multi-year purchase and supply agreement through the end of 2006. This agreement governs transactions pursuant to which Motorola, on behalf of its cellular subscriber businesses, will make purchase commitments covering substantially all of its cellular baseband semiconductor requirements (other than cellular baseband products based on code division multiple access technologies that we do not design) for cellular handsets designed by Motorola and manufactured by or for Motorola through 2006 and will continue to encourage its original design manufacturers to purchase cellular baseband products and other semiconductors from us in connection with their production of cellular handsets for Motorola.

Motorola’s purchase commitment excludes purchases of baseband processors by or on behalf of original design manufacturers or contract manufacturers that supply handsets to Motorola. Motorola’s purchase commitment may also exclude purchases of baseband processors for handset product lines acquired by Motorola in the future if it would be prohibitive to change to a Freescale baseband processor given cost or time-to-market considerations.

Under this agreement, Motorola will also treat us as a preferred supplier for other semiconductor components required by its cellular subscriber businesses for cellular handset manufacturing. As a preferred supplier under the agreement, we will be given an equal opportunity to bid on all such products, and if our bid is equal to or better than other bids received by Motorola with respect to pricing, timing and features, then we will be awarded a percentage share of Motorola’s requirements that is consistent with a commercially reasonable multi-source strategy. Under this agreement, the parties acknowledged that while there is no particular percentage commitment for these other semiconductor components, Motorola’s preferred suppliers typically receive between 25% to 75% share of Motorola’s requirements. The agreement does not assure us of sales to Motorola in the future comparable to historical levels.

Motorola’s obligations under this agreement are subject to our ability to continue to supply our products on a competitive basis with respect to pricing, timing and features and other customary conditions with respect to capacity, delivery, quality and development. If we fail to meet those conditions, we have an opportunity to cure such failure and restore the supply relationship, subject to commitments Motorola may be required to make with alternate suppliers in the case of a development default.

The agreement contains a dispute resolution process using a neutral third-party expert if Motorola and we disagree on whether we have met these competitiveness criteria.

STOCK PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Composite Stock Price Index and the Philadelphia Semiconductor Index (assuming a $100 investment in each vehicle at the earliest date shown, and that dividends, if any, were reinvested). In order to include most of the companies Freescale competes with in recruiting and retaining employees, we have used a broader group of companies in the semiconductor industry peer group referenced in Proposal No. 4 and in the Report of the Compensation and Leadership Committee than is contained in the Philadelphia Semiconductor Index.

The following graph compares the cumulative total stockholder return on our Class A and Class B Common Stock to that of the S&P 500 Composite Stock Price Index and the Philadelphia Semiconductor Index from the date on which our Class A Common Stock began trading on the NYSE (July 16, 2004) and the date on which our Class B Common Stock began trading on the NYSE (December 3, 2004), through December 31, 2004:

	16-Jul-04	30-Jul-04	31-Aug-04	30-Sep-04	31-Oct-04	30-Nov-04	3-Dec-04	31-Dec-04
Freescale Class A	$100	$108	$107	$110	$120	$136	$137	$137
Freescale Class B							$100	$98
S&P 500 ®	$100	$100	$100	$102	$103	$107	$109	$111
Philadelphia Semiconductor Index	$100	$104	$95	$74	$81	$82	$87	$85

REPORT OF THE AUDIT AND LEGAL COMMITTEE

The Audit and Legal Committee of the Board is comprised solely of independent directors as defined in the applicable NYSE and SEC rules. For fiscal year 2004, H. Raymond Bingham served as Chair, and Stephen P. Kaufman and Kevin Kennedy served as members of the Audit and Legal Committee. The Audit and Legal Committee includes at least one independent director determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Bingham is the independent director who has been determined to be an audit committee financial expert.

The Audit and Legal Committee operates pursuant to a written charter, which was most recently amended by the Board in March 2005. The amended Audit and Legal Committee charter is attached to this proxy statement as Appendix A and is posted on the investor relations page of Freescale’s website at investors.freescale.com. The Audit and Legal Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the Audit and Legal Committee appoints and retains the independent auditors and oversees the integrity of Freescale’s financial statements, accounting policies, internal controls and financial reporting practices, Freescale’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Freescale’s internal audit function and the independent auditors on behalf of the Board.

In this context, the Audit and Legal Committee has reviewed and discussed the audited financial statements with Freescale’s management and our independent auditors, KPMG LLP. The Audit and Legal Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, KPMG LLP provided the Audit and Legal Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit and Legal Committee discussed with KPMG LLP its independence from Freescale and its management. The Audit and Legal Committee has also considered whether the provision of other non-audit services by KPMG LLP to Freescale is compatible with the auditors’ independence and has concluded that it is.

In reliance on the reviews and discussions referred to above, the Audit and Legal Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Freescale’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT AND LEGAL COMMITTEE

H. Raymond Bingham, Chair

Stephen P. Kaufman

Kevin Kennedy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as Freescale’s independent public accountants for the fiscal year ended December 31, 2004 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent public accountants annually. The decision of the Audit and Legal Committee is based on a review of both the audit scope and estimated audit fees.

Representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders at the Annual Meeting.

The aggregate fees for professional services billed by KPMG LLP to Freescale were $5.5 million in 2004. Fees billed by KPMG LLP for periods prior to the 2004 audit and all fees related to Freescale’s separation from Motorola were approved by the Motorola Audit and Legal Committee prior to the IPO.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of Freescale’s annual financial statements, the review of Freescale’s quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements were $5.0 million in 2004. These fees include fees paid through allocations and charges from Motorola for reviews of Freescale’s components of Motorola’s consolidated financials and Sarbanes-Oxley Section 404 audits. In addition, this total includes fees incurred for registration statements.

Audit-Related Fees

There were no fees for audit-related services rendered by KPMG LLP in 2004.

Tax Fees

The aggregate fees billed by KPMG LLP for professional services for tax compliance, tax advice and tax planning were $0.5 million in 2004. These fees primarily related to consultation for Freescale’s separation from Motorola.

All Other Fees

There were no fees for other services rendered by KPMG LLP in 2004.

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG LLP to audit Freescale’s consolidated financial statements for 2004, KPMG LLP and certain other accounting and consulting firms were retained to provide advisory, auditing and consulting services in 2004. The Audit and Legal Committee is required to pre-approve all audit and non-audit services, and fees charged, by KPMG LLP.

The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided by KPMG LLP to Freescale. Below is a summary of the 2004 policies and procedures.

The Audit and Legal Committee provided approval to authorize payment for any “Audit” and “Audit-Related” services up to an approved budget. During 2004, the Audit and Legal Committee provided Freescale’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that are in the list of services approved by the Audit and Legal Committee. The Controller is responsible to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the annual Audit and Audit-Related fees in comparison to the overall budget.

With regard to “Tax” services, the Audit and Legal Committee reviews the description and estimated annual budget for Tax services to be provided by KPMG LLP in advance. During 2004, the Audit and Legal Committee provided Freescale’s Controller approval to pay any Tax services by KPMG LLP up to the approved budget. The Audit and Legal Committee also provides Freescale’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that are in the list of services approved by the Audit and Legal Committee. The Controller is responsible to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the annual Tax fees and services in comparison to the overall budget.

With regard to “Other” services, the Audit and Legal Committee reviews the description and estimated fees for any Other services to be provided by KPMG LLP in advance. During 2004, the Audit and Legal Committee provided Freescale’s Controller with approval to pay any Other services up to the approved budget. The Audit and Legal Committee also provided Freescale’s Controller with the authority to pre-approve fees less than $25,000 that were not in the budget but that are in the list of services approved by the Audit and Legal Committee. The Controller is responsible to report any approval decisions to the Audit and Legal Committee at its next regular meeting. At each regular Audit and Legal Committee meeting, the Audit and Legal Committee reviews, and if necessary, approves an updated estimate of the Other fees and services in comparison to the overall budget.

In 2004, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

JOHN D. TORRES

Secretary

Austin, Texas

APPENDIX A

FREESCALE SEMICONDUCTOR, INC.

AUDIT AND LEGAL COMMITTEE CHARTER

Purposes

The Audit and Legal Committee is appointed by the Board of Directors (the “Board”) for the primary purposes of:

1.	Assisting the Board in fulfilling its oversight responsibilities as they relate to:

•	the integrity of the Company’s financial statements and the Company’s accounting policies, internal controls and financial reporting practices;

•	the Company’s compliance with legal and regulatory requirements;

•	monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm, or independent auditors; and

•	monitoring the performance of the Company’s internal audit function.

2.	Preparing the report of the Committee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement for each annual meeting.

3.	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent auditors.

4.	Overseeing compliance with the Company’s policies for conducting business, including ethical business standards as specified in the Company’s Code of Business Conduct.

Composition and Qualifications

The Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Committee shall be comprised of three or more directors (as determined from time to time by the Board), each of whom shall meet the independence and experience requirements of the SEC and the New York Stock Exchange (“NYSE”) for audit committee membership.

1.	Each member of the Committee will be a Director who: (i) is not otherwise employed by the Company, and (ii) has not been so employed at any time during the three years prior to the time he or she is appointed to the Committee.

2.	Each member of the Committee will have and maintain independence from management of the Company in accordance with the standards of independence required by the SEC and the NYSE.

3.	No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than: (i) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to Directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that Directors receive in their capacity as members of the Board or its committees. In addition, no member of the Committee may be an “affiliated person” of the Company, as defined by the SEC.

4.	Each member of the Committee shall be financially literate (as such qualification is interpreted by the Board in its business judgment).

5.	At least one member of the Committee shall have accounting or related financial management expertise (as such qualification is interpreted by the Board in its business judgment).

6.	At least one member of the Committee shall be an “audit committee financial expert,” as defined by the SEC.

7.	No member of the Committee shall serve on the audit committee of more than three public companies unless the Board shall have made a prior determination that such simultaneous service will not impair the ability of the member to effectively serve on the Committee and discloses this determination in the Company’s proxy statement.

Organization, Procedures and Powers

1.	The Board of Directors shall appoint one member of the Committee as the Chair. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee. The Chair shall be responsible for leadership of the Committee, including scheduling meetings, preparing agendas and making regular reports to the Board. No Director shall serve as Chair of the Committee for more than five consecutive years.

2.	The Committee shall have the authority to establish its own rules and procedures, consistent with the bylaws of the Company, for notice and conduct of its meetings should the Committee, in its discretion, deem it desirable to do so.

3.	The Committee may, in its discretion, request that management, the independent auditors, the internal auditors or counsel undertake special projects or investigations which it deems necessary to fulfill its responsibilities.

4.	The Committee shall have the authority to engage independent counsel, independent accountants or other outside advisers as the Committee deems necessary to carry out its duties.

5.	The Committee shall receive appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of any: (i) compensation to outside accounting, legal or other advisors employed by the Committee; or (ii) ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

6.	The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Meetings

1.	The Committee will meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

2.	The Committee may include in its meetings: (i) members of the Company’s management; (ii) representatives of the independent auditors; (iii) members of the internal audit team; or (iv) any other personnel employed or retained by the Company or the Committee.

3.	The Committee will periodically meet with members of the Company’s management in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without the presence of other Company management.

Duties and Responsibilities

Financial Statements and Published Information

1.	The Committee will meet with the independent auditors and senior management prior to the annual audit to discuss planning and staffing of the audit.

2.	The Committee will review the company’s annual audited financial statements and quarterly unaudited financial statements, including the company’s disclosures under “Management’s Discussion and

Analysis of Financial Condition and Results of Operations”, that are included in the Company’s SEC filings and discuss them with senior management and the independent auditors. In connection with such review, the Committee will:

•	Discuss with the independent auditors: (i) in the case of the annual audited financial statements, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 relating to the conduct of the audit; and (ii) in the case of unaudited quarterly financial statements, important matters relating to the SAS No. 71 letter.

•	Review with senior management and the independent auditors significant financial reporting judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	Review with senior management and the independent auditors any major issues regarding accounting principles or policies and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles or policies.

•	Review with the independent auditors: (i) any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work; (ii) any restrictions placed on the scope of such work; (iii) any restrictions on access to requested information, including a review of Company management’s reactions to such problems or difficulties; or (iv) issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

•	Review with the independent auditors any management letters provided by the independent auditors, and management’s response to such letters.

•	Review with senior management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

3.	Based on its review of the annual audited financial statements, the Committee will make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

4.	The Committee (or, at the discretion of the Committee, the Chair acting on behalf of the Committee) shall discuss with senior management and the independent auditors the quarterly earnings announcement and earnings guidance provided to analysts and rating agencies.

5.	The Committee will periodically review the type and presentation of information to be provided in: (i) quarterly earnings releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information); and (ii) financial information and earnings guidance provided to analysts and rating agencies.

Appointment, Retention and Evaluation of Independent auditors

6.	The Company’s independent auditors shall report directly to the Committee. The Committee has the ultimate authority and direct responsibility to appoint, compensate, retain, oversee, evaluate and, where appropriate, replace the independent auditors. In connection with its oversight of the external audit activities, the Committee will:

•	Appoint the independent auditors to be retained by the Company each year.

•	At least annually, obtain and review a report by the independent auditors describing:

(a)	the external audit firm’s internal quality-control procedures; and

(b)	any material issues raised by: (i) the most recent internal quality-control review, or peer review, of the firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any issues raised in the reviews described above.

•	Annually review and evaluate the experience and qualifications of the senior members of the independent auditor team and the performance and independence of the independent auditors, including the lead partner of the external audit firm.

•	Approve the fees to be paid to the independent auditors for audit services.

•	Periodically meet separately with the independent auditors without senior management present.

•	Be directly responsible for resolution of disagreements between management and the independent auditors regarding financial reporting.

•	At least annually, present the Committee’s conclusions with respect to its evaluation of the independent auditors to the Board.

Independence of Independent auditors

7.	The Committee shall obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company.

8.	The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and take appropriate action in response to the independent auditors’ report to satisfy itself of their independence.

9.	The Committee will adopt and thereafter periodically review and, if necessary, update its policy with regard to the pre-approval of the retention of the independent auditors for any permitted non-audit services, including a requirement that the Committee approve all non-audit engagements of the independent auditors and shall, con-sistent with that policy, approve the retention of the independent auditors to perform such services and the fees for such services, if required by that policy. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

10.	Periodically review and, if necessary, update its guidelines for the Company’s hiring of employees and former employees of the independent auditors.

11.	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner within the time limits and in such a manner as is necessary to prevent the independent auditor from being deemed “not independent of the Company” pursuant to governing rules and regulations.

Oversee Internal Audit Activities

12.	In connection with its oversight responsibilities, the Committee will:

•	Review and approve the appointment or replacement and performance of the senior internal auditing director and any change or proposed change in compensation, bonus or other perquisites of the internal audit director.

•	Review, in consultation with senior management, the independent auditors and the senior internal auditing director, the plan and scope of internal audit activities.

•	Review internal audit activities, budget, staffing, qualifications, and discuss such matters with the senior internal auditing director and the independent auditors.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

•	Review with senior management and the independent auditor any correspondence with regulatory or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

•	Periodically meet separately with members of the internal audit staff, including the senior internal auditing director, without other senior management present.

13.	The Committee will review with the independent auditors, the senior internal auditing executive and senior management:

•	The adequacy and effectiveness of the Company’s internal accounting and financial controls, including computerized information system controls and security, and consider any recommendations for improvement of such controls,

•	Major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, including disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the From 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls; and

•	Any related significant findings and recommendations of the independent auditors and internal auditors together with senior management’s responses thereto.

14.	The Committee will meet periodically with senior management to discuss the Company’s policies with respect to risk assessment and risk management. In doing so, the Committee will review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposure.

15.	The Committee will periodically review and, if necessary, update its procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Legal Matters

16.	The Committee will periodically review legal matters concerning the Company. In connection with such review, the Committee will:

•	Review periodically with senior management and/or the Company’s General Counsel any legal matters (including the status of pending litigation) that could have a material impact on the Company’s financial statements.

•	Review the Company’s compliance with applicable laws and regulations and any material reports or inquiries from regulatory or government agencies.

•	Receive periodic input from the Law Department.

•	Review the Company’s policy, practice, staffing and posture regarding legal matters.

•	Review the Company’s relationship with external attorneys.

•	Periodically meet separately with the General Counsel without other senior management present.

•	Consider any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules or otherwise and determine what action or response is appropriate or necessary.

Business Ethics and Compliance

17.	The Committee will review the Company’s business ethics and compliance policies and programs. In connection with such review, the Committee will:

•	Receive periodic reports from the senior ethics and compliance officer regarding ethics and compliance.

•	Discuss with the senior ethics and compliance officer matters that he or she believes should be presented to the Committee directly and not through management.

•	Periodically meet separately with the senior ethics and compliance officer without other senior management present.

•	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct.

•	Review reports and disclosures of insider and affiliated party transactions.

•	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct.

Health, Safety and Environment Audit

18.	The Committee will receive reports from the Health, Safety and Environment audit function.

General

The Committee will:

19.	Review and reassess at least annually the adequacy of this Audit and Legal Committee Charter and recommend any proposed changes to the Board of Directors.

20.	Prepare the report of the Committee required by the proxy rules of the SEC to be included in the Company’s proxy statement for each annual meeting.

21.	Report regularly to the full Board any issues that arise with respect to:

(a)	the quality or integrity of the Company’s financial statements,

(b)	the Company’s compliance with legal or regulatory requirements,

(c)	the performance and independence of the Company’s independent auditors,

(d)	the performance of the internal audit function, or

(e)	any other matters that arise in the Committee’s performance of its duties and that the Committee deems important to present to the full Board.

22.	Participate in the Board’s annual performance evaluation, which includes an evaluation of the performance of the Committee as a whole.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management and the independent auditors. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s corporate policies.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such as the independent auditors.

APPENDIX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FREESCALE SEMICONDUCTOR, INC.

FREESCALE SEMICONDUCTOR, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Freescale Semiconductor, Inc. The Corporation was originally incorporated under the name “SPS Spinco, Inc.” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2003. An amendment to the original Certificate of Incorporation changing the Corporation’s name to “Freescale Semiconductor, Inc.” was filed with the Secretary of State of the State of Delaware on February 13, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 1, 2004.

2. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly proposed by resolutions adopted by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation at the annual meeting of its stockholders held on [                    ] [            ], 2005, and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation, as previously amended and restated, of this Corporation.

The text of this Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Freescale Semiconductor, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 3,500,000,000 shares of capital stock, of which (1) 1,500,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (2) 1,000,000,000 shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class

B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”), and (3) 1,000,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

Section 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, powers, preferences and the relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1) The designation of the series, which may be by distinguishing number, letter or title;

(2) The number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(3) Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(4) Dates at which dividends, if any, shall be payable;

(5) The redemption rights and price or prices, if any, for shares of the series;

(6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8) Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(9) Restrictions on the issuance of shares of the same series or of any other class or series; and

(10) The voting rights, if any, of the holders of shares of the series.

Section 3. The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock of the Corporation:

(1) Except as otherwise set forth below in this Article IV, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(2) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B

Common Stock so distributed on each share shall be equal. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(3) (a) At every meeting of the stockholders of the Corporation every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to five votes in person or by proxy for each share of Class B Common Stock standing in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation.

(b) Every reference in this Certificate of Incorporation to a majority or other proportion of the votes of shares of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock are entitled.

(4) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the same amount per share in respect thereof. For purposes of this paragraph (4), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

(5) Except as shall otherwise be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of Common Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock. In the event that the holders of Class A Common Stock (or of Class B Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

(6) Shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock.

(7) All rights to vote and all voting power (including, without limitation thereto, the right to elect directors) shall be vested exclusively in the holders of Common Stock, voting together as a single class, except as otherwise expressly provided in this Certificate of Incorporation, in a Certificate of Designation with respect to any Preferred Stock or as otherwise expressly required by applicable law.

(8) No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

Section 1. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of a majority of the Board of Directors at the time.

Section 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 3. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2005, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, the number of directors in each class shall be apportioned as nearly equal as possible.

Section 4. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”).

Section 5. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until his or her successor shall be elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any provision of the By-Laws. In the case of amendments by the Board of Directors, the affirmative vote of a majority of the members of the Board of Directors shall be required to alter, amend or repeal any provision of Article II, Sections 2.1, 2.2, 2.4, 2.5, 2.8, 2.9, 2.11, Article III, Sections 3.1, 3.2, 3.9 and 3.11, and Article VIII, Section 8.1 of the By-Laws (the “Covered Provisions”). In the case of amendments by stockholders, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock shall be required to alter, amend or repeal any of the Covered Provisions.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the affirmative vote of a majority of the total voting power of the Voting Stock, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Article V, Article VI, Article VIII, Article IX and this sentence of this Certificate of Incorporation.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation, or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation, existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.

(b) Non-Exclusivity of Rights. The right to indemnification conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE IX

Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meeting of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

ARTICLE X

Section 203 of the General Corporation Law of the State of Delaware shall apply prospectively to the Corporation from and after December 2, 2004, which is the first date on which Motorola, Inc. and its affiliates ceased to beneficially own 15% or more of the total voting power of the Voting Stock.

IN WITNESS WHEREOF, Freescale Semiconductor, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by [                     ], its [                    ], this [    ] day of [            ], 2005.

[Name]
[Title]

APPENDIX C

~~As Approved June 18, 2004~~

AMENDED AND RESTATED

BY-LAWS

OF

FREESCALE SEMICONDUCTOR, INC.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Offices. The Corporation may have such offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.2 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

Section 2.2 Special Meeting. Except as otherwise required by law or provided by resolution of the Board of Directors designating the rights, powers and preferences of Preferred Stock, and except as set forth in the Corporation’s Certificate of Incorporation, as amended or restated (the “Certificate of Incorporation”), special meetings of the stockholders may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors.

Section 2.3 Place of Meeting. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

Section 2.4 Notice of Meeting. Written or printed notice, stating the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by mail or by other lawful means, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.6 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the total voting power of all classes of the then-outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the then-outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting or the holders of shares representing a majority of the votes entitled to be cast by the shares constituting the quorum so present may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6 Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 2.7 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware) by the stockholder, or by his duly authorized attorney in fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.8 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 45th day nor earlier than the close of business on the 75th day prior to the first anniversary of the preceding year’s annual meeting (provided, that, with respect to the annual meeting to be held in 2005, the “anniversary date” shall be deemed to be May 1, 2005); provided, however, that in the event that the date of the annual meeting is more than thirty (30)

days before or more than thirty (30) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 75th day prior to such annual meeting and not later than the close of business on the later of (i) the 45th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least fifty-five (55) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 75th day prior to such special meeting and not later than the close of business on the later of the 45th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

~~(D) Motorola. Notwithstanding anything to the contrary contained in these By-Laws, nominations of persons for election to the Board of Directors or the proposal of business to be considered by the stockholders by Motorola, Inc. (“Motorola”) shall not be subject to the notice requirements and procedures of Section 2.4 and this Section 2.8.~~

Section 2.9 Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law or applicable listing standards, the Certificate of Incorporation or these By-Laws, in all matters other than the election of directors the affirmative vote of shares representing a majority of the votes entitled to be cast by shares actually present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

Section 2.10 Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.11 Stockholder Action by Written Consent. ~~Until such time as Motorola and its subsidiaries (excluding the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Stock, any action required or permitted to be taken by stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Voting Stock were present and voted. At such time as Motorola and its subsidiaries (excluding the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Stock, except~~Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Section 2.12 Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. ~~So long as Motorola and its subsidiaries (excluding the Corporation and its subsidiaries) beneficially own shares representing a majority of the total voting power of the voting stock, upon the request of Motorola, the stock list shall be provided to Motorola.~~

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2005, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2006, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any class or series of Preferred Stock, the number of directors in each class shall be apportioned as nearly equal as possible.

Section 3.3 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.4 Special Meetings. Special meetings of the Board of Directors shall be called by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors then in office ~~or, until such time as Motorola and its subsidiaries (excluding the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Stock, Motorola~~. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.5 Notice. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission, electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting. If by telephone, hand delivery, facsimile transmission or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four (24) hours before such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.6 of these By-Laws.

Section 3.6 Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 3.7 Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.8 Quorum. Subject to Section 3.9, at all meetings of the Board of Directors, directors entitled to cast a majority of the votes of the entire Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, the directors entitled to cast a majority of votes present may adjourn the meeting from time to time without further notice. The directors entitled to cast a majority of votes present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.9 Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified~~; provided, however, that, until Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting Stock, if such vacancy was caused by the action of the stockholders, such vacancy may only be filled by the affirmative vote of the holders of at least a majority of the Voting Stock~~. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 3.10 Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.11 Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred ~~Stock, any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting~~ Stock, directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of the Voting Stock.

Section 3.12 Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV

OFFICERS

Section 4.1 Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a Secretary, a Treasurer and such other officers (including, without limitation, a Chief Financial Officer) as the Board of Directors from time to time may deem proper. The Chairman of the Board of Directors shall be chosen from among the directors. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board of Directors or any committee thereof may from time to time elect, or the Chairman of the Board of Directors or Chief Executive Officer may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board of Directors or such committee or by the Chairman of the Board of Directors or Chief Executive Officer, as the case may be.

Section 4.2 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign, but any officer may be removed from office at any time by the affirmative vote of a majority of the members of the Board of Directors or, except in the case of an officer or agent elected by the Board, by the Chairman of the Board or Chief Executive Officer. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

Section 4.3 Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors~~. The Chairman of the Board of Directors shall be responsible for the general management of the affairs of the Corporation~~ and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chairman of the Board of Directors may also serve as Chief Executive Officer, if so elected by the Board of Directors.

Section 4.4 Chief Executive Officer. The Chief Executive Officer shall act in a general executive capacity and shall ~~assist the Chairman of the Board of Directors in~~be responsible for the administration and operation of the Corporation’s business and general supervision of its policies and affairs. In the event the Chief Executive Officer does not also serve as Chairman, the Chief Executive Officer shall, in the absence of, or because of the inability to act of, the Chairman of the Board of Directors, perform all duties of the Chairman of the Board of Directors and preside at all meetings of stockholders and of the Board of Directors.

Section 4.5 Vice-Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

Section 4.6 Chief Financial Officer. The Chief Financial Officer (if any) shall act in an executive financial capacity. He shall assist the ~~Chairman of the Board of Directors and the~~ Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs.

Section 4.7 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board of Directors. He shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon him from time to time by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

Section 4.8 Secretary. The Secretary shall keep, or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; he shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; he shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

Section 4.9 Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the entire Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chairman of the Board of Directors or the Chief Executive Officer may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 4.10 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board of Directors or the Chief Executive Officer because of death, resignation or removal may be filled by the Chairman of the Board of Directors or the Chief Executive Officer.

ARTICLE V

STOCK

Section 5.1 Stock Certificates and Transfers. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 5.2 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.3 Lost, Stolen or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his discretion require.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 6.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

Section 6.3 Seal. The corporate seal shall have enscribed thereon the words “Corporate Seal,” the year of incorporation and around the margin thereof the words “Freescale Semiconductor, Inc.—Delaware.”

Section 6.4 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 6.5 Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or documents presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 6.6 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

Section 6.7 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

Section 6.8 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

Section 6.9 Indemnification and Insurance.

(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (C) of this By-Law, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding

(or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise.

(B) To obtain indemnification under this By-Law, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change in Control” as defined in the Change in Control Severance Plan of the Corporation, adopted on June 18, 2004, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

(C) If a claim under paragraph (A) of this By-Law is not paid in full by the Corporation within thirty days after a written claim pursuant to paragraph (B) of this By-Law has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(D) If a determination shall have been made pursuant to paragraph (B) of this By-Law that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (C) of this By-Law.

(E) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (C) of this By-Law that the procedures and presumptions of this By-Law are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this By-Law.

(F) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this By-Law shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this By-Law shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(G) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this By-Law, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(H) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this By-Law with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(I) If any provision or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this By-Law (including, without limitation, each portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this By-Law (including, without limitation, each such portion of any paragraph of this By-Law containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(J) For purposes of this By-Law:

(1) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(2) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this By-Law.

(K) Any notice, request or other communication required or permitted to be given to the Corporation under this By-Law shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VII

CONTRACTS, PROXIES, ETC.

Section 7.1 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board of Directors, the Chief Executive Officer or such other persons as the Board of Directors so determines may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board of Directors, the Chief Executive Officer or such other persons as the Board of Directors so determines may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such person of responsibility with respect to the exercise of such delegated power.

Section 7.2 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments. ~~These~~In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal these By-Laws ~~may be altered, amended or repealed~~ at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders~~, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; provided, however, that, in~~ of the Corporation to adopt, amend or repeal any provision of these By-Laws. In the case of amendments by the Board of Directors~~, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote~~, the affirmative vote of a majority of the members of the Board of Directors shall be required to alter, amend or repeal any provision of ~~these By-Laws. In the case of amendments by stockholders, the affirmative vote of the holders of a majority of the voting power of all the Voting Stock shall be required to alter, amend or repeal any provision of these By-Laws; provided, however, that from and after the date that Motorola and its subsidiaries (other than the Corporation and its subsidiaries) ceases to beneficially own shares representing a majority of the total voting power of the Voting Stock, at least 80% of the voting power of all the Voting Stock shall be required to alter, amend or repeal~~ Article II, Sections 2.1, 2.2, 2.4, 2.5, 2.8, 2.9, 2.11, Article III, Sections 3.1, 3.2, 3.9 and 3.11, and this Article VIII, Section 8.1 of these By-Laws~~, and~~ (the “Covered Provisions”). In the case of amendments by stockholders, in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by the Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the affirmative vote of the holders of ~~a majority~~at least 80% of the voting power of the Voting Stock~~,~~ shall be required to alter, amend or repeal any ~~other provision of these By-Laws~~of the Covered Provisions.

APPENDIX D

FREESCALE SEMICONDUCTOR, INC.

OMNIBUS INCENTIVE PLAN OF 2005

1. Purpose. The purposes of the Freescale Omnibus Incentive Plan of 2005 (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with Freescale Semiconductor, Inc. (“Freescale” or the “Company”) and its subsidiaries or to serve as directors of Freescale, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Freescale’s stockholders by providing them stock options and other stock and cash incentives.

2. Administration. The Plan will be administered by a Committee (the “Committee”) of the Freescale Board of Directors (the “Board”) consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with the Committee members’ judgment as to the best interests of Freescale and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or who are reasonably expected to be “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3. Participants. Participants may consist of all employees of Freescale and its subsidiaries and all non-employee directors of Freescale. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Freescale shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4. Shares Available under the Plan. Subject to adjustment as provided in Section 14, the number of shares that may be issued or transferred pursuant to awards made under the Plan shall not exceed in the aggregate 30,000,000 shares of Freescale Class A Common Stock (“Class A Common Stock”), plus any shares relating to awards that expire or are forfeited or are cancelled. Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Without limiting the generality of the foregoing, (a) upon payment in cash of the benefit provided by any award granted under the Plan, any shares that were covered by that award will be available for issue or transfer hereunder and (b) the number of shares available under the Plan as set forth above will be adjusted to account for shares that are transferred, surrendered or relinquished upon the payment of any option price by the transfer to Freescale of Class A Common Stock or upon satisfaction of any withholding amount. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Freescale. No participant may receive, under any plan of the Company, in any calendar year (i) Stock Options relating to more than 4,000,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of performance goals of Section 12 hereof relating to more than 2,000,000 shares, (iii) Stock Appreciation Rights relating to more than 4,000,000 shares, or (iv) Performance Stock relating to more than 2,000,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 14 hereof. The aggregate number of shares actually issued or transferred by Freescale upon the exercise of Incentive Stock Options will not exceed 30,000,000 shares of Class A Common Stock (subject to adjustment in accordance with Section 14 hereof). Notwithstanding anything else contained in this Section 4, the number of shares that may be issued under the Plan for benefits other than Stock Options or Stock Appreciation Rights shall not exceed a total of 20,000,000 shares (after taking into account any forfeitures, cancellations, expirations and transfers upon satisfaction of any withholding amount and subject to adjustment in accordance with Section 14 hereof).

5. Types of Benefits. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Cash Awards, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

6. Stock Options. Stock options (“Stock Options”) may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether or not the option is an incentive stock option (“Incentive Stock Option”). Incentive Stock Options may only be granted to participants who meet the definition of “employees” under Section 3401(c) of the Code. The option price for each option shall be determined by the Committee but shall not be less than 100% of the market price of Class A Common Stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares under Stock Option awards subject to continued employment, passage of time and/or level of achievement relative to the performance criteria described in Section 12 hereof as the Committee deems appropriate. No condition that is based on level of achievement relative to the performance criteria shall be based on performance over a period of less than one year and no condition based on continued employment or the passage of time shall provide for vesting in full of a Stock Option award in less than pro rata installments over four years from the date the award is made, other than with respect to such awards that are issued upon the death, disability or retirement of the participant, in each case as specified in the agreement evidencing such award. The option price, upon exercise of any option, shall be payable to Freescale in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months if the Company is accounting for Stock Options using APB Opinion 25 or purchased on the open market) having a market price at the time of exercise equal to the option price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Freescale the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Freescale, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the participant at a lower exercise price or reduce the exercise price of an outstanding Stock Option.

7. Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted to participants at any time as determined by the Committee. A SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options at any time when the Company is subject to Fair Value Accounting in accordance with Financial Accounting Standard Board’s Statement of Financial Accounting Standards No. 123.

The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the market price of Class A Common Stock on the date of its grant. A SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares under SAR awards subject to continued employment, passage of time and/or level of achievement relative to the performance criteria described in Section 12 hereof as the Committee deems appropriate. No condition that is based on level of achievement relative to the performance criteria shall be based on performance over a period of less than one year and no condition based on continued employment or the passage of time shall provide for vesting in full of a SAR award in less than pro rata installments over four years from the date the award is made, other than with respect to such awards that are issued upon the death, disability or retirement of the participant, in each case as specified in the agreement evidencing such award. Upon exercise of a SAR, the participant shall be entitled to receive payment from Freescale in an amount determined by multiplying the excess of the market price of a share of Class A Common Stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, as determined by the Committee at the time of grant, except in the case of a substitute SAR, which may be made only in stock. In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the right to the participant at a lower exercise price or reduce the exercise price of an outstanding SAR.

8. Restricted Stock and Restricted Stock Units. Restricted stock (“Restricted Stock”) consists of Class A Common Stock which may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted stock units (“Restricted Stock Units”) provide participants the right to receive shares at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares under Restricted Stock or Restricted Stock Unit awards subject to continued employment, passage of time and/or level of achievement relative to the performance criteria described in Section 12 hereof as the Committee deems appropriate. No condition that is based on level of achievement relative to the performance criteria shall be based on performance over a period of less than one year and no condition based on continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit award in less than pro rata installments over four years from the date the award is made, other than with respect to such awards that are issued upon the death, disability or retirement of the participant, in each case as specified in the agreement evidencing such award. Restricted Stock and Restricted Stock Units may be subject to additional restrictions and conditions as the Committee determines, including, without limitation, any of the following:

(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b) a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Freescale at cost) such shares or units in the event of termination of employment during the period of restriction; or

(c) the attainment of performance goals described in Section 12 hereof.

All restrictions shall expire at such times as the Committee shall specify.

9. Performance Stock. The Committee shall designate the participants to whom performance stock (“Performance Stock”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided, however, that the minimum period for performance measurement shall be one year. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of Class A Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the market price of shares of Class A Common Stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

10. Performance Cash Awards. The Committee shall designate the participants to whom cash incentives based on performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $4,500,000. The Committee may, in its discretion, substitute actual shares of Class A Common Stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

11. Annual Management Incentive Awards. The Committee may designate Freescale executive officers who are Covered Employees and who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to no more than 5% of Freescale’s consolidated operating earnings for the calendar year. The Committee shall allocate an incentive pool percentage to each designated participant for each calendar year. In no event may the incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of special items. Special items shall include (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, or (iii) the effect of a merger or acquisition, as determined in accordance with generally accepted accounting principles.

As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the participant’s allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The participant’s incentive award then shall be determined by the Committee based on the participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant’s allocated portion.

12. Performance Goals. Awards of Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Cash Awards and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code (“Performance Criteria”). Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The Performance Criteria may be made relative to the performance of other companies. If an award to a Covered Employee is intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the Performance Criteria applicable to any such award will be based on specified levels of or growth in one or more of the following criteria: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; share price performance; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; operating cash flow; net profit; net sales; return on sales; sales growth; price of Class A and/or Class B Common Stock; return on net assets, equity, or stockholders’ equity; market share; return on invested capital; return on assets or net assets; total return to stockholders; gross profit; new product innovation; product ship targets; employee retention; product release schedules; brand recognition and acceptance; customer satisfaction; or quality. If the Committee determines that a change in the business, operations, corporate structure or capital structure of Freescale, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, the Committee may in its discretion modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Criteria or minimum acceptable level of achievement with respect to such Covered Employee.

13. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control (defined below) of Freescale, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Cash Awards and Restricted Stock Units shall be paid out as promptly as practicable; all annual management incentive awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all other Stock or Cash Awards shall be delivered or paid.

A “Change in Control” shall mean: the occurrence of any of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Freescale representing 20% or more of the combined voting power of Freescale’s then outstanding securities (other than (1) Freescale or an employee benefit plan of Freescale or a corporation controlled by Freescale or (2) an acquisition directly from Freescale), (ii) there shall be consummated (A) any consolidation, merger or reorganization of Freescale in which Freescale is not the surviving or continuing corporation or pursuant to which shares of Class A Common Stock would be converted into or exchanged for cash, securities or other property, other than a consolidation, merger, or reorganization of Freescale in which the holders of common stock of all classes of Freescale immediately prior to the merger have, directly or indirectly, an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of the surviving corporation immediately after the transaction, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Freescale other than any such transaction with entities in which the holders of Freescale’s common stock, directly or indirectly, have an ownership interest in securities representing a majority of the combined voting power of the outstanding voting securities of such entities immediately after the transaction, (iii) the stockholders of Freescale approve any plan or proposal for the liquidation or dissolution of Freescale, or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

14. Adjustment Provisions. The Committee may make or provide for such adjustments in the numbers of shares of Class A Common Stock covered by outstanding awards granted hereunder, in the option price or other price of shares subject to outstanding awards granted under the Plan, and in the kind of shares covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Freescale, or (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (if any) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers of shares specified in Section 4 of this Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 14; provided, however, that any such adjustment will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

15. Substitution and Assumption of Benefits. The Board or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Freescale or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

16. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of stock options and SARs by participants, on a general or specific basis, subject to such terms and conditions as may be established by the Committee.

17. Taxes. Freescale shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Freescale may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Freescale withhold shares of Class A Common Stock, having a market price equal to the minimum amount required to be withheld.

18. Duration, Amendment and Termination. No award shall be granted more than ten years after the date of adoption of this Plan by the Board; provided, however, that the terms and conditions applicable to any award granted on or before such date will continue in effect. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. No material amendment of the Plan shall be made without stockholder approval.

19. Market Price. The market price of Class A Common Stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

20. Other Provisions.

(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Class A Common Stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Board or the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules and to meet the objectives and purpose of the Plan and the Board or the Committee may, in its discretion, establish one or more sub-plans to reflect such amended or varied provisions.

(c) The Committee, in its sole discretion, may permit or require a participant to have amounts or shares of Class A Common Stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d) If permitted by Section 409A of the Code, in case of a termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds a Stock Option or SAR not immediately exercisable in full, or any shares of Restricted Stock or any Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Stock or Performance Cash Awards which have not been fully earned, or any other awards made pursuant to the Plan subject to any vesting schedule or transfer restriction, or who holds common shares subject to any other transfer restriction imposed pursuant to the Plan, the Committee may, in its sole discretion, accelerate the time at which such Stock Option, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such Performance Stock or Performance Cash Award will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

21. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. The Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

22. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

23. Stockholder Approval. The Plan was adopted by the Board on                     , 2005, and approved by its stockholders on                     , 2005.

6501 WILLIAM CANNON DRIVE WEST AUSTIN, TX 78735

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Freescale Semiconductor, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: FREES1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FREESCALE SEMICONDUCTOR, INC.

Vote on Directors

1.	To elect two members of our Board of Directors, whose terms are described in this proxy statement.	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
	Nominees:	☐	☐	☐
01) H. Raymond Bingham
02) Stephen P. Kaufman

Vote on Proposals					For	Against	Abstain

2.	To approve amendments to our Amended and Restated Certificate of Incorporation.				☐	☐	☐

3.	To approve amendments to our Amended and Restated By-Laws.				☐	☐	☐

4.	To approve our Omnibus Incentive Plan of 2005.				☐	☐	☐

5.	To ratify the appointment of the independent registered public accounting firm of KPMG LLP, our independent auditors, for fiscal 2005.				☐	☐	☐

6.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Mark box at right if comments have been noted on the reverse side of this card.		☐

			YES	NO
Please indicate if you plan to attend this meeting.			☐	☐

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household			☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

ADMISSION TICKET Annual Meeting of Stockholders Freescale Semiconductor, Inc. The Austin Convention Center 500 East Cesar Chavez Street Austin, Texas 78701 April 29, 2005 8:30 A.M. CDST ADMIT ONE	ADMISSION TICKET Annual Meeting of Stockholders Freescale Semiconductor, Inc. The Austin Convention Center 500 East Cesar Chavez Street Austin, Texas 78701 April 29, 2005 8:30 A.M. CDST ADMIT ONE

You should present this admission ticket in order to gain admittance to the April 29, 2005 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

APRIL 29, 2005

The stockholder(s) hereby appoint(s) Alan Campbell, John Torres and Susan Wittliff, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B Stock of Freescale Semiconductor, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m., Central Daylight Saving Time, on April 29, 2005, at The Austin Convention Center, 500 East Cesar Chavez Street, Austin, Texas 78701, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE